Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-168351

Prospectus Supplement

(To Prospectus dated August 5, 2010)

10,750,000 Shares

Common Stock

We are offering 10,750,000 shares of common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “ENTR.” On September 29, 2010, the closing price of our common stock as reported on the NASDAQ Global Market was $9.80.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 6 of the accompanying prospectus.

	Per Share	Total
Public offering price	$9.70	$104,275,000
Underwriting discounts	$0.4365	$4,692,375
Proceeds to us (before expenses)	$9.2635	$99,582,625

We have granted the underwriters a 30-day option to purchase up to an additional 1,612,500 shares from Entropic on the same terms and conditions set forth above if the underwriters sell more than 10,750,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about October 5, 2010.

Barclays Capital	J.P. Morgan

Craig-Hallum Capital Group

Signal Hill

Pacific Crest Securities

Merriman Capital

Prospectus Supplement dated September 29, 2010

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About this Prospectus Supplement

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find Additional Information” in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others might give you. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Entropic,” “we,” “us,” “our,” the “company” or similar references refer to Entropic Communications, Inc. and its subsidiaries.

S-ii

Prospectus Supplement Summary

This summary highlights certain information about us, this offering and selected information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-7, any free writing prospectus that we have authorized for use in connection with this offering, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

Our Company

We are a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. Our technologies significantly change the way high-definition television-quality video, or HD video, and standard-definition television-quality video, or SD video, and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home.

We are a pioneer of key technologies that enable connected home networking of digital entertainment over existing coaxial cable. We are a founding member of the Multimedia over Coax Alliance, or MoCA, a global home networking consortium that sets standards for the distribution of video and other multimedia entertainment over coaxial cable. Our products include:

•	home networking chipsets based on the MoCA standard;

•	integrated circuits that simplify and enhance digital broadcast satellite, or DBS, services;

•	high-speed broadband access chipsets; and

•	silicon tuner integrated circuits.

Our products allow telecommunications carriers, cable operators and DBS service providers, which we collectively refer to as service providers, to enhance and expand their service offerings and reduce deployment costs in an increasingly competitive environment. Our MoCA home networking solutions are now being deployed into consumer homes to support multi-room DVR service by Comcast, Cox Communications, DIRECTV, Time Warner Cable and Verizon, as well as by a number of smaller service providers.

We generate the majority of our revenues from sales of our products to Original Design Manufacturers, or ODMs, and Original Equipment Manufacturers, or OEMs, that provide customer premises equipment to service providers. We have sold our products to more than 85 customers globally, including Actiontec, Motorola, Wistron and Zinwell. We have also established relationships with leading service providers including DIRECTV, DISH Network and Verizon. For the years ended December 31, 2007, 2008 and 2009, we generated net revenues of $122.6 million, $146.0 million and $116.3 million. For the six months ended June 30, 2010, we generated net revenues of $78.1 million. For the years ended December 31, 2007, 2008 and 2009, we incurred net losses attributable to common stockholders of $32.1 million, $136.4 million and $13.2 million. For the six months ended June 30, 2010, we generated net income of $4.9 million.

Industry Background

Intense competition among service providers seeking to maximize revenues is driving a revolution in the delivery of video and other multimedia content into and throughout the home. According to research by IMS

Research, or IMS, the number of U.S. pay TV households with HD video is expected to grow from 48 million in 2010 to approximately 86 million by 2014, representing a compound annual growth rate of approximately 15.5%. These service providers are making significant infrastructure investments to differentiate their offerings by adding new video services such as HDTV, video-on-demand and multi-room DVR, as well as bundled video, voice and broadband data services, also referred to as “triple-play” services. In fact, consumers typically pay a higher price for video services than for traditional voice and broadband services. A successful video offering is critical for service providers to increase average revenue per user, drive subscriber growth and reduce subscriber turnover.

Several favorable consumer entertainment trends are contributing to the increasing video and multimedia revenue opportunity for service providers. These trends include:

•	Increasing availability of digital multimedia content;

•	Proliferation of connected digital multimedia devices within the home;

•	Introduction of new multimedia applications; and

•	Increasing consumer adoption of over-the-top, or OTT, services that directly deliver internet video content into the home.

Our Solutions

We provide systems solutions comprised of silicon integrated circuits with embedded software as a platform to enable delivery of multiple streams of HD video and other multimedia content into and throughout the home. Our solutions are based upon our ability to combine the following core competencies:

•

Video communications, networking algorithms and protocols. We have extensive experience in defining and developing physical layer and media access controller protocols as well as networking, routing and security protocols.

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System-on-a-chip design, mixed signal and embedded software capabilities. We have the expertise to integrate multiple complex functions into a single silicon solution. Our mixed signal design expertise includes designing high-performance analog-to-digital and digital-to-analog converters.

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Radio frequency integrated circuit design expertise. Our broad radio frequency systems and design capability allow us to provide solutions that seamlessly integrate radio frequency functionality within a digital communications platform.

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Broad communications and radio frequency systems-level capabilities. We have significant experience in supplying solutions for service provider networks, including an understanding of the critical elements in coaxial cable and satellite networks.

•	Domain expertise in operator-based deployments. We have close working relationships with service providers, their ODM and OEM partners, and the consumer electronics markets that they serve.

Our products include home networking, broadband access, DBS outdoor unit solutions and silicon tuners. Our solutions target applications in HD video and other multimedia content distribution networks through cable, satellite, telecommunications and terrestrial mediums. Our solutions are currently used in consumer electronic and networking devices, including set-top boxes, broadband routers with embedded wireless home networking (utilizing in-home coaxial cables as a wireless “backbone” to increase the coverage of the wireless home network), optical network terminals, low-noise block converters, multi-room DVRs, residential gateways and Ethernet-to-coax bridges, and can potentially be used in other devices, such as digital televisions, gaming consoles, OTT set-top-boxes, media servers and network attached storage devices.

Our Strategy

Our goal is to be the leading provider of systems solutions for the connected home entertainment market by enabling the delivery of multiple streams of HD video and other multimedia content into and throughout the home. The key elements of our strategy are to:

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Extend our technology leadership. We have created innovative systems-level solutions, such as our MoCA-based home networking and DBS outdoor unit products. We intend to extend our technology leadership by focusing on our research and development efforts and through targeted technology acquisitions.

•

Expand relationships with industry leaders and customers. We intend to expand our existing relationships with service providers, and their ODM and OEM partners, by securing additional design wins and by positioning our connected home entertainment technologies as the key differentiator in next generation customer premises equipment.

•

Continue to broaden our solutions and pursue complementary acquisitions. We intend to add additional features and capabilities to our products and provide full platform solutions to address the large and growing connected home entertainment market.

•

Expand our presence in international markets. We intend to continue to expand our sales and technical support organization to broaden our service provider reach in international markets, primarily in Asia and Europe.

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Drive industry standards. We intend to continue to use our technology leadership to define specifications and drive industry standards, such as MoCA, which we believe will lead to widespread adoption of our solutions.

Recent Developments

On September 13, 2010, we announced revisions to our outlook for our operating results for the quarter ending September 30, 2010. We projected that third quarter revenue would range between $60 million and $61 million. We also announced that we expected to incur a higher accrual for variable compensation as a result of increased full year projections for revenue and profitability, resulting in modestly higher than anticipated operating expenses. Our announcement projected U.S. generally accepted accounting principles, or GAAP, net income per share for the third quarter of approximately $0.13 to $0.14 and non-GAAP net income per share of approximately $0.16 to $0.18. Information regarding this non-GAAP financial measure is set forth immediately below. The foregoing constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be read in light of the section of this prospectus supplement entitled “Forward-Looking Statements.” The foregoing are our projections only, and our actual results could differ materially and adversely from those set forth above as a result of various factors, some of which are listed in the section of this prospectus supplement entitled “Risk Factors.”

The non-GAAP financial measure provided above excludes the effects of all forms of stock-based compensation, non-cash acquired intangibles amortization, and their related effects on the number of diluted shares used in calculating non-GAAP net income per share. Our management uses this non-GAAP financial measure to manage our business, including setting operating budgets and executive compensation plans. This non-GAAP measure is also used to (i) supplement the financial results and forecasts reported to our board of directors, (ii) evaluate our operating performance, (iii) compare our performance to internal forecasts, and (iv) manage our business and benchmarking performance internally. This non-GAAP measure has been made available to our stockholders consistently in the past to provide transparency on how our management manages our operating performance. Our management believes that this non-GAAP operating measure is useful to investors, when used as a supplement to GAAP measures, in evaluating our ongoing operational performance.

Non-GAAP financial measures disclosed by us should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Risk Factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Corporate Information

We were incorporated in Delaware in January 2001. Our principal executive offices are located at 6290 Sequence Drive, San Diego, California 92121, and our telephone number is (858) 768-3600. Our corporate website address is www.entropic.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	10,750,000 shares

Common stock to be outstanding immediately after this offering	83,251,269 shares

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies or intellectual property, although we have no present commitments or agreements to do so. See the section titled “Use of Proceeds” in this prospectus supplement.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “ENTR.”

Outstanding Shares

The number of shares of our common stock to be outstanding immediately after this offering is based on 72,501,269 shares outstanding as of June 30, 2010 and excludes:

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11,274,624 shares of our common stock issuable upon the exercise of options outstanding having a weighted-average price of approximately $2.71 per share and the release of restricted stock awards outstanding as of June 30, 2010 under our stock option and equity incentive plans;

•

8,298,434 additional shares of our common stock in the aggregate reserved for future issuance under our 2007 equity incentive plan and 2007 non-employee directors’ stock option plan as of June 30, 2010; and

•	2,226,686 shares of our common stock reserved for future issuance under our 2007 employee stock purchase plan as of June 30, 2010.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their overallotment option.

Summary Consolidated Financial Data

The following tables set forth our summary consolidated financial data. The summary consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009 are derived from our audited financial statements that have been incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2009 and 2010 and summary consolidated balance sheet data as of June 30, 2010 are derived from our unaudited consolidated financial statements that have been incorporated by reference into this prospectus supplement and accompanying prospectus. You should read this summary consolidated financial data in conjunction with our consolidated financial statements, related notes and other information incorporated by reference into this prospectus supplement and the accompanying prospectus. See the section titled “Incorporation by Reference” in this prospectus supplement. These historical results are not necessarily indicative of results of operations to be expected in any future period and the results for the six months ended June 30, 2010 are not necessarily indicative of results to be expected for the full year.

The as adjusted balance sheet data as of June 30, 2010 gives effect to our receipt of the estimated net proceeds from the sale of shares of common stock by us in this offering at the public offering price of $9.70 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$122,545	$146,033	$116,305	$50,269	$78,131
Cost of net revenues(1)	76,196	79,411	57,399	25,105	36,532

Gross profit	46,349	66,622	58,906	25,164	41,599
Operating expenses:
Research and development(1)	35,235	55,769	45,161	23,425	23,284
Sales and marketing(1)	10,348	16,262	13,955	7,032	7,769
General and administrative(1)	8,685	12,752	10,868	5,401	5,712
Write off of in-process research and development	21,400	1,300	—	—	—
Amortization of intangibles	2,634	2,735	16	16	—
Restructuring charges	—	1,259	2,173	2,103	—
Impairment of goodwill and intangible assets	—	113,193	208	208	—

Total operating expenses	78,302	203,270	72,381	38,185	36,765

(Loss) income from operations	(31,953)	(136,648)	(13,475)	(13,021)	4,834
Other income, net	31	229	142	89	45
Income tax provision (benefit)	44	(49)	(93)	91	29

Net (loss) income	(31,966)	(136,370)	(13,240)	(13,023)	4,850
Accretion of redeemable convertible preferred stock	(118)	—	—	—	—

Net (loss) income attributable to common stockholders	$(32,084)	$(136,370)	$(13,240)	$(13,023)	$4,850

Net (loss) income per share attributable to common stockholders - basic	$(2.47)	$(2.01)	$(0.19)	$(0.19)	$0.07

Net (loss) income per share attributable to common stockholders - diluted	$(2.47)	$(2.01)	$(0.19)	$(0.19)	$0.06

Weighted average number of shares used to compute net (loss) income per share - basic	13,011	67,733	69,834	69,113	71,621

Weighted average number of shares used to compute net (loss) income per share - diluted	13,011	67,733	69,834	69,113	74,777

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Cost of net revenues	$159	$251	$138	$61	$152
Research and development	3,141	7,048	4,552	2,518	2,290
Sales and marketing	1,174	2,334	1,401	694	694
General and administrative	2,044	3,854	3,276	1,755	1,613

	As of June 30, 2010
	Actual	As Adjusted
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$41,329	$140,412
Working capital	70,687	169,770
Total assets	99,825	198,908
Total stockholders’ equity	80,455	179,537

Risk Factors

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the following information, the other information in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference herein and therein. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties we describe below and in the documents referenced above are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Business

We have had net operating losses for several years, had an accumulated deficit of $237.1 million as of June 30, 2010 and only recently became profitable on a quarterly basis, and we are unable to predict whether we will remain profitable.

We were incorporated in 2001, did not commence shipping production quantities of our home networking products until December 2004 and only became profitable on a quarterly basis in the fourth quarter of 2009. Consequently, any predictions about future performance may not be as accurate as they could be if we had a longer history of successfully commercializing our home networking solutions. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance.

We have incurred substantial net operating losses during our limited operating history. For the years ended December 31, 2007, 2008 and 2009, we incurred net losses attributable to common stockholders of $32.1 million, $136.4 million and $13.2 million, respectively, and for the six months ended June 30, 2010, we had net income of $4.9 million. Although we became profitable in the fourth quarter of 2009 and continued to maintain quarterly profitability in the first and second quarters of 2010, we have incurred significant net losses since our inception and have never been profitable on an annual basis. As of June 30, 2010, we had an accumulated deficit of $237.1 million. We may incur operating losses in the future as we continue to make significant expenditures related to the development of our products and the expansion of our business. Our ability to sustain profitability depends on the extent to which we can maintain or increase revenue and control our costs in order to, among other things, counter any unforeseen difficulties, complications, product delays or other unknown factors that may require additional expenditures, or unforeseen difficulties or costs associated with the integration of acquired assets or businesses. Because of the numerous risks and uncertainties associated with our growth prospects, product development, sales and marketing and other efforts, we are unable to predict the extent of our profitability or future losses. If we are unable to achieve adequate growth, we may not sustain profitability.

We face intense competition and expect competition to increase in the future, with many of our competitors being larger, more established and better capitalized than we are.

The markets for our products are extremely competitive and have been characterized by rapid technological change, evolving industry standards, rapid changes in customer requirements, short product life cycles and frequent introduction of next generation and new products, as well as competing technologies. This competition could make it more difficult for us to sell our products and result in increased pricing pressure, reduced gross profit as a percentage of revenues, or gross margins, increased sales and marketing expenses and failure to increase or the loss of market share or expected market share. Semiconductor products in particular have a history of declining prices driven by customer insistence on lower prices as the cost of production is reduced and as demand falls when competitive products or newer, more advanced products are introduced. If market prices decrease faster than product costs, our gross margins and operating margins would be adversely affected. Moreover, we expect increased competition from other established and emerging companies both domestically and internationally. In particular, we currently face, or in the future expect to face, competition from companies such as Broadcom, STMicroelectronics N.V., Trident Microsystems, Inc., Sigma Designs, Inc. and Cisco in the

sale of MoCA-compliant chipsets and technology. For example, Broadcom has announced the availability of several multi-format video decoder system-on-a-chip solutions with integrated MoCA functionality. Broadcom’s MoCA home networking reference design platform, which is based on Broadcom’s MoCA-enabled system-on-a-chip product, has achieved MoCA 1.0 and MoCA 1.1 certification from the MoCA certification board. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties. If so, competitors or alliances that include our competitors may emerge and could acquire significant market share. Further, our current and potential competitors may also enter into licensing arrangements with third parties with respect to MoCA chipsets or technology on licensing terms that are more favorable than the licensing terms that we would be able to offer through the direct licensing of our MoCA chipsets and technology to such third parties. We expect these trends to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. In addition, our competitors could develop products or technologies that cause our products and technologies to become non-competitive or obsolete, or cause us to substantially reduce our prices.

Currently, we face competition from a number of established companies that offer products based on competing technologies, such as Data over Cable Service Interface Specifications, versions of Digital Subscriber Line, Ethernet, HomePNA, HomePlug AV, Broadband over Power Line, High Performance Network Over Coax, or HiNOC, Wi-Fi and Worldwide Interoperability for Microwave Access, or WiMAX. Although some of these competing technologies were not originally designed to operate over coaxial cables, our competitors have modified certain technologies, including HomePNA, HomePlug AV, Broadband over Power Line and Wi-Fi, to work on the same in-home coaxial cables that our MoCA-based products use. We also expect to face competition from companies that offer products based on G.hn technology once the G.hn standard has been set by the International Telecommunication Union, or ITU. Many of our competitors and potential competitors are substantially larger and have longer operating histories, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. Given their capital resources, many of these larger organizations are in a better position to withstand any significant reduction in customer purchases or market downturns. Many of our competitors also have broader product lines and market focus, allowing them to bundle their products and services and effectively use other products to subsidize lower prices for those products that compete with ours or to provide integrated product solutions that offer cost advantages to customers. In addition, many of our competitors have been in operation much longer than we and therefore have better name recognition and more long-standing and established relationships with service providers, ODMs and OEMs.

Our ability to compete depends on a number of factors, including:

•	the adoption of our products and technologies by service providers, ODMs and OEMs;

•	the performance and cost effectiveness of our products relative to our competitors’ products;

•	our ability to deliver high quality and reliable products in large volumes and on a timely basis;

•	our ability to build close relationships with service providers, ODMs and OEMs;

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our success in developing and utilizing new technologies to offer products and features previously not available in the marketplace that are technologically superior to those offered by our competitors;

•	our ability to identify new and emerging markets and market trends;

•	our ability to reduce our product costs and receive favorable pricing from our suppliers;

•	our ability to recruit design and application engineers and other technical personnel; and

•	our ability to protect our intellectual property and obtain licenses to the intellectual property of others on commercially reasonable terms.

Our inability to address any of these factors effectively, alone or in combination with others, could seriously harm our business, operating results and financial condition.

In addition, consolidation by industry participants could result in competitors with further increased market share, larger customer bases, greater diversified product offerings and greater technological and marketing expertise, which would allow them to compete more effectively against us. Current and potential competitors may also gain such competitive advantages by establishing financial or strategic relationships with existing or potential customers, suppliers or other third-parties. These new competitors or alliances among competitors, customers, or suppliers could emerge rapidly and acquire significant market share. In addition, some of our suppliers and customers offer or may offer products that compete with our products. Depending on the participants, industry consolidation or the formation of strategic relationships could have a material adverse effect on our business and results of operations by reducing our ability to compete successfully in our current markets and the markets we are seeking to serve.

We depend on a limited number of customers, and ultimately service providers, for a substantial portion of our revenues, and the loss of, or a significant shortfall in, orders from any of these parties could significantly impair our financial condition and results of operations.

We derive a substantial portion of our revenues from a limited number of customers. For example, for the year ended December 31, 2007, Actiontec, Jabil and Motorola accounted for 26%, 15% and 39% of our net revenues, respectively; for the year ended December 31, 2008, Actiontec and Motorola accounted for 20% and 36% of our net revenues, respectively; and for the year ended December 31, 2009, Actiontec and Motorola accounted for 16% and 27% of our net revenues, respectively. More recently, during the six months ended June 30, 2010, Motorola, Wistron and Zinwell accounted for 18%, 14% and 12% of our net revenues, respectively. Our inability to generate anticipated revenues from our key existing or targeted customers, or a significant shortfall in sales to certain of these customers would significantly reduce our revenues and adversely affect our operating results. Our operating results in the foreseeable future will continue to depend on our ability to effect sales to existing and other large customers.

In addition, we depend on a limited number of service providers that purchase products from our customers that incorporate our products. To date, we primarily rely on two major service providers, Verizon and DIRECTV, to deploy products using our home networking solutions. We also primarily rely on two major service providers, DISH Network and DIRECTV, to deploy products using our digital broadcast satellite outdoor unit solutions. Based on our internal estimates, during the six months ended June 30, 2010, products sold to our customers that were incorporated into products purchased by DIRECTV, Verizon, DISH Network and Comcast accounted for approximately 90% of our net revenues with one of them accounting for approximately 50% of our net revenue. If these service providers, or other service providers that elect to use our products, reduce or eliminate purchases of our customers’ products which incorporate our products, this would significantly reduce our revenues and adversely affect our operating results. In addition, any sudden or unexpected slowdown in deployments by service providers that incorporate our products may lead to an inventory buildup by our customers who may, in turn, postpone taking delivery of our products or wait to clear their existing inventory before ordering more products from us, which, in turn, may adversely affect our results. Our operating results for the foreseeable future will continue to depend on a limited number of service providers’ demand for products which incorporate our products.

We may have conflicts with our customers or the service providers that purchase products from our customers that incorporate our products. Any such conflict could result in events that have a negative impact on our business, including:

•	reduced purchases of our products or our customers’ products that incorporate them;

•	uncertainty regarding ownership of intellectual property rights;

•	litigation or the threat of litigation; or

•	settlements or other business arrangements imposing obligations on us or restrictions on our business, including obligations to license intellectual property rights or make cash payments.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired, and our competitive position may be harmed.

To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenues and an increase in design wins by our competitors. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we may lose market share and our operating results will be adversely affected. In addition, a design loss to one of our competitors may negatively impact our financial results for several years.

Our results could be adversely affected if our customers or the service providers who purchase their products are unable to successfully compete in their respective markets.

Our customers and the service providers that purchase products from our customers face significant competition from their competitors. We rely on these customers’ and service providers’ ability to develop products and/or services that meet the needs of their customers in terms of functionality, performance, availability and price. If these customers and service providers do not successfully compete, they may lose market share, which would negatively impact the demand for our products. For example, for our home networking products, there is intense competition among service providers to deliver video and other multimedia content into and throughout the home. For the sale of our home networking products, we are currently dependent on Verizon’s and DIRECTV’s ability to compete in the market for the delivery of HD video and other multimedia content. Therefore, factors influencing Verizon’s or DIRECTV’s ability to compete in this market, such as competition from alternative content providers or laws and regulations regarding local cable franchising or satellite broadcasting rights, could have an adverse effect on our ability to sell home networking products. In addition, our digital broadcast satellite outdoor unit products are primarily supplied to digital broadcast satellite service providers by our ODM and OEM customers. Digital broadcast satellite service providers are facing significant competition from telecommunications carriers and cable multiple service operators as they compete for customers in terms of video, voice and data services. Moreover, ODMs and OEMs who market satellite set-top boxes using our silicon tuners are competing with a variety of internet protocol-based video delivery solutions, including versions of Digital Subscriber Line technology and certain fiber optic-based solutions. Many of these technologies compete effectively with satellite set-top boxes and do not require tuners such as the ones we sell. If our customers and the service providers who purchase products from our customers that incorporate our products do not successfully compete, they may lose market share, which would reduce demand for our products.

If the market for HD video and other multimedia content delivery solutions based on the MoCA standard does not develop as we anticipate, our revenues may decline or fail to grow, which would adversely affect our operating results.

We derive, and expect to continue to derive for the foreseeable future, a significant portion of our revenues from sales of our home networking products based on the MoCA standard. The market for multimedia content delivery solutions based on the MoCA standard is relatively new, still evolving and difficult to predict. Currently, the growth of the MoCA-based multimedia content delivery market and the success of our business are largely driven by the adoption and deployment of existing and future generations of the technology by service providers, ODMs and OEMs and, to a lesser extent, by consumer adoption of such technology which is dependent on the availability of over-the-top, or OTT, services that directly deliver internet video content into the home. It is uncertain whether the MoCA standard will achieve and sustain high levels of demand and market acceptance by service providers or consumers, whether the availability of OTT services will continue to grow or whether consumers beyond the early technology adopters will embrace OTT services in increasing numbers, if at all.

Some service providers, ODMs and OEMs have adopted, and others may adopt, multimedia content delivery solutions that rely on technologies other than the MoCA standard or may choose to wait for the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, MoCA-based solutions. The alternative technology solutions, which compete with MoCA-based solutions, currently include Ethernet, HomePNA, Home Plug AV, Wi-Fi and WiMedia. It is critical to our success that additional service providers, including telecommunications carriers, digital broadcast satellite service providers and cable operators, adopt the MoCA standard for home networking.

If the market for MoCA-based solutions does not continue to develop or develops more slowly than we expect, or if we make errors in predicting adoption and deployment rates for these solutions, our revenues may be significantly adversely affected. Our operating results may also be adversely affected by any delays in consumer adoption of OTT services, or if the market for OTT services develops more slowly than we expect.

Even if service providers, ODMs and OEMs adopt multimedia content delivery solutions based on the MoCA standard, we may not compete successfully in the market for MoCA-compliant chipsets.

As a member of MoCA, we are required to license any of our patent claims that are essential to implement the MoCA specifications to other MoCA members on reasonable and non-discriminatory terms. As a result, we are required to license some of our important intellectual property to other MoCA members, including other semiconductor manufacturers that may compete with us in the sale of MoCA-compliant chipsets. Furthermore, there may be disagreements among MoCA members as to specifically which of our patent claims we are required to license to them. If we are unable to differentiate our MoCA-compliant chipsets from other MoCA-compliant chipsets by offering superior pricing and features outside MoCA specifications, we may not be able to compete effectively in the market for such chipsets. Moreover, although we are currently and actively involved in the ongoing development of the MoCA standard, we cannot guarantee that future MoCA specifications will incorporate technologies or product features we are developing or that our products will be compatible with future MoCA specifications. As additional members, including our competitors, continue to join MoCA, they and existing members may exert greater influence on MoCA and the development of the MoCA standard in a manner that is adverse to our interests. If our home networking products fail to comply with future MoCA specifications, the demand for these products could be severely reduced.

The semiconductor and communications industries are highly cyclical and subject to rapid change and evolving industry standards and, from time to time, have experienced significant downturns in customer demand as well as unexpected increases in demand resulting in production capacity constraints. These factors could impact our operating results, financial condition and cash flows and may increase the volatility of the price of our stock.

The semiconductor and communications industries are highly cyclical and subject to rapid change and evolving industry standards and, from time to time, have experienced significant downturns in customer demand, most recently in late 2008 through 2009 as a result of the deterioration in global macroeconomic conditions. These downturns are characterized by decreases in product demand, excess customer inventories and accelerated erosion of prices; factors which have caused, and could continue to cause, substantial fluctuations in our net revenue and in our operating results. Any downturns in the semiconductor and communications industries may be severe and prolonged, and any failure of these industries to fully recover from downturns could harm our business. For example, because a significant portion of our expense is fixed in the near term or is incurred in advance of anticipated sales, during these downturns we will not be able to decrease our expenses rapidly enough to offset unanticipated shortfall in revenues during industry downturns, which would adversely affect our operating results. Even as the industry recovers from the most recent downturn, some OEMs and ODMs may slow down their research and development activities, cancel or delay new product development, reduce their inventories and/or take a cautious approach to acquiring products, which may negatively impact our business.

The semiconductor and communications industries also periodically experience increased demand and production capacity constraints, which may affect the ability of companies such as ours to ship products to customers. Any factor adversely affecting either the semiconductor or communications industries in general, or the particular segments of any of these industries that our products target, may adversely affect our ability to generate revenue and could negatively impact our operating results, cash flow and financial condition. During 2010, the semiconductor and communications industries began experiencing supply shortages due to sudden increases in demand beyond foundry capacity. In addition to capacity issues, during periods of increased demand these industries may also experience difficulty obtaining sufficient manufacturing, assembly and test resources from manufacturers. If, as a result of these industry issues, we are unable to meet our customers’ increased demand for our products, we would miss opportunities for additional revenue and could experience a negative impact on our relationships with affected customers. Further, in response to the cyclical and rapidly changing nature of the semiconductor and communications industries, our operating results may fluctuate from period to period as we adjust our inventory and production requirements to meet the changing demands of our customers, which could impact our financial condition and cash flows and may increase the volatility of the price of our stock.

Our operating results have fluctuated significantly in the past and we expect them to continue to fluctuate in the future, which could lead to volatility in the price of our common stock.

Our operating results have fluctuated in the past and are likely to continue to fluctuate, on an annual and a quarterly basis, as a result of a number of factors, many of which are outside of our control. These fluctuations in our operating results may cause our stock price to fluctuate as well. The primary factors that are likely to affect our quarterly and annual operating results include:

•	changes in demand for our products or those offered by service providers and our customers;

•	the timing and amount of orders, especially from significant service providers and customers;

•	the seasonal nature of the sales of products that incorporate our products by certain service providers which may affect the timing of orders for our products;

•	the level and timing of capital spending of service providers, both in the United States and in international markets;

•	competitive market conditions, including pricing actions by us or our competitors;

•	adverse market perception of MoCA-compliant products;

•	our unpredictable and lengthy sales cycles;

•	the mix of products and product configurations sold;

•	our ability to successfully define, design and release new products on a timely basis that meet customers’ or service providers’ needs;

•	costs related to acquisitions of complementary products, technologies or businesses;

•	new product introductions and enhancements, or the market anticipation of new products and enhancements, by us or our competitors;

•	announcements by service providers who purchase products from our customers;

•	the timing of revenue recognition on sales arrangements, which may include multiple deliverables and the effect of our use of inventory “hubbing” arrangements;

•	unexpected changes in our operating expenses;

•	general economic conditions (including the recent industry and economic downturn) and political conditions in the countries where we operate or our products are sold or used;

•	our ability to attain and maintain production volumes and quality levels for our products, including adequate allocation of wafer, assembly and test capacity for our products by our subcontractors;

•	our customers’ ability to obtain other components needed to manufacture their products;

•	the cost and availability of components and raw materials used in our products, including, without limitation, increases in the price of gold;

•	changes in manufacturing costs, including wafer, test and assembly costs, manufacturing yields and product quality and reliability;

•	productivity of our sales and marketing force;

•	our inability to reduce operating expenses in a particular quarter if revenues for that quarter fall below expectations;

•	future accounting pronouncements and changes in accounting policies;

•	costs associated with litigation; and

•	changes in domestic and international regulatory environments.

Unfavorable changes in any of the above factors, many of which are beyond our control, could significantly harm our business and results of operations. You should not rely on the results of prior periods as an indication of our future performance.

Adverse U.S. and international economic conditions have affected and may continue to adversely affect our revenues, margins and profitability.

Since September 2008, the credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the U.S. federal government. These events, together with the current adverse economic conditions facing the broader economy and, in particular, the semiconductor and communications industries, have adversely affected, and may continue to adversely affect, our business as service providers cut back or delay deployments that include our products and to the extent that consumers decrease their discretionary spending for enhanced video offerings from service providers, which may in turn lead to cautious or reduced spending by service providers and, in turn, may lead to a decrease in orders for our products, thereby adversely affecting our operating results. Our operating results may also be adversely affected if the State of California adopts laws to suspend net operating loss deductions as it has done in the past in response to the sharp decrease in tax revenue collections caused by the current adverse economic conditions.

We may also experience adverse conditions in our cost base due to changes in foreign currency exchange rates that reduce the purchasing power of the U.S. dollar, increase research and development expenses and other factors. These conditions may harm our margins and prevent us from sustaining profitability if we are unable to increase the selling prices of our products or reduce our costs sufficiently to offset the effects of effective increases in our costs. Our attempts to offset the effects of cost increases through controlling our expenses, passing cost increases on to our customers or any other method may not succeed.

The success of our digital broadcast satellite outdoor unit products depends on the demand for our products within the satellite digital television market and the growth of this overall market.

In addition to our MoCA home networking products, we also derive a significant portion of our revenues from sales of our digital broadcast satellite outdoor unit products into markets served by digital broadcast satellite providers and their ODM and OEM partners. The digital broadcast satellite market may not grow in the future as anticipated or a significant market slowdown may occur, which would in turn reduce the demand for applications or devices, such as set-top boxes and low-noise block converters that rely on our digital broadcast satellite outdoor unit products. Because of the intense competition in the satellite, terrestrial and cable digital television markets, the unproven technology of many products addressing these markets and the short product life cycles of many consumer applications or devices, it is difficult to predict the potential size and future growth rate of the markets for our digital broadcast satellite outdoor unit products. If the demand for our digital broadcast satellite outdoor unit products is not as great as we expect, or if we are unable to produce competitive products to meet that demand, our revenues could be adversely affected.

Market-specific risks affecting the digital television, digital television set-top boxes and digital television peripheral markets could impair our ability to successfully sell our silicon tuners.

The market for digital television applications in digital televisions, digital television set-top boxes and digital television peripherals is characterized by certain market-specific risks, any of which may adversely affect our ability to sell our silicon tuners. For example, sellers of module tuners that offer similar or better functionality than our silicon tuner solutions may dramatically lower their prices and become more competitive than we in the tuner market. In addition, our silicon tuners may not meet the specifications or have the feature sets desired by our customers or may not be architecturally compatible with other components in the customers’ designs. Our efforts to penetrate the digital television market, in particular, will depend on our ability to overcome these and other challenges. To the extent our efforts are adversely affected by any of these risks or are otherwise unsuccessful, the demand for our silicon tuner products may not develop as anticipated or decline which would adversely affect our revenues, financial condition and results of operations.

The success of our silicon tuners is highly dependent on our relationships with demodulator manufacturers.

Our silicon tuners are designed to be interoperable with various specific demodulator integrated circuit products that are designed and manufactured by other companies. Historically, we have relied on strategic relationships with various demodulator manufacturers to enable both parties to offer an interoperable tuner/demodulator solution to mutual end customers. Although we work in concert with third-party demodulator manufacturers to complete highly functional reference designs, we have no control over their future product plans and product roadmaps and could be effectively designed out of future customer applications by the refusal of such a demodulator manufacturer to continue to support our products. Likewise, our ability to acquire new customers is dependent on the cooperation of third-party demodulator manufacturers. If such third-party manufacturers decide to partner with one of our competitors or to provide their own tuner solutions, we would effectively be prevented from selling our products to potential new customers. Furthermore, our dependence on these third-party demodulator manufacturers often limits our strategic direction. If we were to design products that were competitive with any of such demodulator manufacturers, they may choose to stop working with us.

If any of the current or prospective demodulator manufacturers with whom we have or intend to have relationships were to stop working with us in favor of other tuner manufacturers or in favor of deploying their own tuner products, we would be effectively designed out of current and potential customers’ products and the demand for our silicon tuners would be substantially reduced.

The market for our broadband access products is limited and these products may not be widely adopted.

Our broadband access products are designed to meet broadband access requirements in areas characterized by fiber optic network deployments that terminate within one kilometer of customer premises. We believe the primary geographic markets for our broadband access products are currently in certain Asian countries such as China, Japan and Korea, and parts of Europe where there are many multi-dwelling units and fiber optic networks that extend to or near a customer premises. We do not expect to generate significant revenues from sales of our broadband access products in North America, which is generally characterized by low-density housing, or in developing nations which do not generally have extensive fiber optic networks. To the extent our efforts to sell our broadband access products into currently targeted markets are unsuccessful, the demand for these products may not develop as anticipated or may decline, either of which could adversely affect our future revenues. Moreover, these markets have a large number of service providers and varying regulatory standards, both of which may delay any widespread adoption of our products and increase the time during which competing technologies could be introduced and displace our products.

In addition, if areas characterized by fiber optic networks that terminate within one kilometer of customer premises do not continue to grow, or we are unable to develop broadband access products that are competitive outside of these areas, the demand for our broadband access products may not grow and our revenues may be limited. Even if the markets in which our broadband access products are targeted continue to grow or we are able to serve additional markets, customers and service providers may not adopt our technology. There are a growing number of competing technologies for delivering high-speed broadband access from the service provider’s network to the customer’s premises. For example, our broadband access products face competition from products using Data over Cable Service Interface Specifications, or DOCSIS, versions of Digital Subscriber Lines, or DSL, Ethernet and WiMAX-based solutions. Moreover, there are many other access technologies that are currently in development including some low cost proprietary solutions. If service providers adopt competing products or technologies, the demand for our broadband access products will decline and we may not be able to generate significant revenues from these products.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are not able to manage this expansion and growth, or if our business does not grow as we expect, we may not be able to realize a return on the resources we devote to expansion.

We anticipate that we will continue to expand our infrastructure and grow our headcount to accommodate changes in our research and development strategy and achieve planned expansion of our product offerings, projected increases in our customer base and anticipated growth in the number of our product deployments. Our growth may place a strain on our administrative and operational infrastructure. Our success in managing our growth will be dependent upon our ability to:

•	enhance our operational, financial and management controls, reporting systems and procedures;

•	expand our facilities and equipment and develop new sources of supply for the manufacture, assembly and testing of our semiconductor products;

•	successfully hire, train, motivate and productively deploy employees, including technical personnel; and

•	expand our international resources.

Our inability to address effectively any of these factors, alone or in combination with others, could harm our ability to execute our business strategy.

Further, we intend to continue to grow our business by entering new markets, developing new product offerings and pursuing new customers. If we fail to timely or efficiently expand operational and financial systems in connection with such growth or if we fail to implement or maintain effective internal controls and procedures, resulting operating inefficiencies could increase costs and expenses more than we planned and might cause us to lose the ability to take advantage of market opportunities, enhance existing products, develop new products, satisfy customer requirements, respond to competitive pressures, control our inventory or otherwise execute our business plan. Failure to implement or maintain such controls and procedures could also impact our ability to produce timely and accurate financial statements. Additionally, if we increase our operating expenses in anticipation of the growth of our business and such growth does not meet our expectations, our financial results likely would be negatively impacted.

Any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our financial condition.

We actively pursue acquisitions, strategic relationships, joint ventures, collaborations or investments that we believe may allow us to complement our growth strategy, increase market share in our current markets or expand into adjacent markets, or broaden our technology and intellectual property. Such transactions may be complex, time consuming and expensive, and may present numerous challenges and risks including:

•	difficulties in assimilating any acquired workforce and merging operations;

•	attrition and the loss of key personnel;

•	an acquired company, asset or technology, or a strategic collaboration or licensed asset or technology not furthering our business strategy as anticipated;

•	our overpayment for a company, asset or technology or changes in the economic or market conditions or assumptions underlying our decision to make an acquisition;

•	difficulties entering and competing in new product or geographic markets and increased competition, including price competition;

•	significant problems or liabilities, including increased intellectual property and employment related litigation exposure, associated with acquired businesses, assets or technologies;

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in connection with any such transaction, the need to use a significant portion of our available cash, issue additional equity securities that would dilute the then-current stockholders’ percentage ownership or incur substantial debt or contingent liabilities;

•

requirements to devote substantial managerial and engineering resources to any strategic relationship, joint venture or collaboration, which could detract from our other efforts or significantly increase our costs;

•

lack of control over the actions of our business partners in any strategic relationship, joint venture or collaboration, which could significantly delay the introduction of planned products or otherwise make it difficult or impossible to realize the expected benefits of such relationship; and

•	requirements to record substantial charges and amortization expense related to certain intangible assets, deferred stock compensation and other items.

Any one of these challenges or risks could impair our ability to realize any benefit from our acquisitions, strategic relationships, joint ventures or investments after we have expended resources on them.

In addition, from time to time we may enter into negotiations for acquisitions, relationships, joint ventures or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs.

We cannot forecast the number, timing or size of future acquisitions, strategic relationships, joint ventures or investments, or the effect that any such transactions might have on our operating or financial results. Any such transaction could disrupt our business and harm our operating results and financial condition.

We may not realize the anticipated financial and strategic benefits from the businesses we have acquired or be able to successfully integrate such businesses with ours.

We will need to overcome significant challenges in order to realize the benefits or synergies from the acquisitions we have completed to date and any acquisitions that we may complete from time to time in the future. These challenges include the following:

•	integrating businesses, operations and technologies;

•	retaining and assimilating key personnel;

•	retaining existing customers and attracting additional customers;

•	creating uniform standards, controls, procedures, policies and information systems;

•	meeting the challenges inherent in efficiently managing an increased number of employees, including some at geographic locations distant from our headquarters and senior management; and

•	implementing appropriate systems, policies, benefits and compliance programs.

Integration in particular may involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of our ongoing business and distraction of our management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the acquired companies;

•	the impairment of relationships with employees, suppliers and customers; and

•	potential unknown or contingent liabilities.

The inability to integrate successfully any businesses we acquire, or any significant delay in achieving integration, could delay introduction of new products and require expenditure of additional resources to achieve integration. For example, although we recorded significant amounts of goodwill and other intangible assets in connection with the acquisitions we completed in 2007 and 2008, as a result of the recent industry and economic turmoil and its effects on our market value and business outlook, we had to reduce the carrying amount of all of these long-lived assets and, as of June 30, 2010, we have recorded an aggregate impairment charge of $113.4 million against our goodwill and intangible assets carrying value related to these acquisitions.

Investors should not rely on attempts to combine our historical financial results with those of any of our acquired businesses as separate operating entities to predict our future results of operations as a combined entity.

The average selling prices of our products have historically decreased over time and will likely do so in the future, which may reduce our revenues and gross margin.

Our products and products sold by other companies in our industry have historically experienced a decrease in average selling prices over time. We anticipate that the average selling prices of our products will continue to decrease in the future in response to competitive pricing pressures, increased sales discounts and new product introductions by our competitors. For example, we expect that other chipset manufacturers who are members of MoCA will produce competing chipsets and create pricing pressure for such products and Broadcom has announced the availability of competing chipsets for certain applications. Our future operating results may be harmed due to the decrease of our average selling prices. To maintain our current gross margins or increase our gross margins in the future, we must develop and introduce on a timely basis new products and product enhancements, continually reduce our product costs and manage product transitions in a timely and cost-effective manner. Our failure to do so would likely cause our revenues and gross margins to decline, which could have a material adverse effect on our operating results and cause the value of our common stock to decline.

Fluctuations in the mix of products we sell may adversely affect our financial results.

Because of differences in selling prices and manufacturing costs among our products, the mix and types of products sold affect the average selling price of our products and have a substantial impact on our revenues and profit margins. To the extent our sales mix shifts toward increased sales of our lower-margin products, our overall gross margins will be negatively affected. Fluctuations in the mix and types of our products sold may also affect the extent to which we are able to recover our costs and expenditures that are associated with a particular product, and as a result can negatively impact our financial results.

Our product development efforts are time-consuming, require substantial research and development expenditures and may not generate an acceptable return.

Our product development efforts require substantial research and development expense. Our research and development expense was $23.4 million and $23.3 million for the six months ended June 30, 2009 and 2010, respectively. There can be no assurance that we will achieve an acceptable return on our research and development efforts.

The development of our products is also highly complex. Due to the relatively small size of our product design teams, our research and development efforts in our core technologies may lag behind those of our competitors, some of whom have substantially greater financial and technical resources. We occasionally have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future. Unanticipated problems in developing products could also divert substantial engineering resources, which may impair our ability to develop new products and enhancements and could substantially increase our costs. Furthermore, we may expend significant amounts on a research and development program that may not ultimately result in a commercially successful product, and we have in the past terminated ongoing research and development programs before they could be brought to successful conclusions. As a result of these and other factors, we may be unable to develop and introduce new products successfully and in a cost-effective and timely manner, and any new products we develop and offer may never achieve market acceptance. Any failure to develop future products that are commercially successful would have a material adverse effect on our business, financial condition and results of operations.

Our products typically have lengthy sales cycles, which may cause our operating results to fluctuate, and a service provider, ODM or OEM customer may decide to cancel or change its service or product plans, which could cause us to lose anticipated sales.

Our products typically have lengthy sales cycles. A service provider must first evaluate our products. This initial evaluation period can vary considerably based on the service provider and product being evaluated, and could take a significant amount of time to complete. Products incorporating new technologies generally require longer periods for evaluation. After this initial evaluation period, if a service provider decides to adopt our products, that service provider and the applicable ODM or OEM customers will need to further test and evaluate our products prior to completing the design of the equipment that will incorporate our products. Additional time is needed to begin volume production of equipment that incorporates our products. Due to these lengthy sales cycles, we may experience significant delays from the time we incur research and development and sales expenses until the time, if ever, that we generate sales from these products. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel or change its product plans. From time to time, we have experienced changes, delays and cancellations in the purchase plans of our customers. A cancellation or change in plans by a service provider, ODM or OEM customer could prevent us from realizing anticipated sales. In addition, our anticipated sales could be lost or substantially reduced if a significant service provider, ODM or OEM customer reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products. We may invest significant time and effort in marketing to a particular customer that does not ultimately result in a sale to that customer. As a result of these lengthy and uncertain sales cycles for our products, it is difficult for us to predict if or when our customers may purchase products in volume from us, and our operating results may vary significantly from quarter to quarter, which may negatively affect our operating results for any given quarter.

If we do not complete our design-in activities before a customer’s design window closes, we will lose the design opportunity, which could adversely affect our future sales and revenues and harm our customer relationships.

The timing of our design-in activities with key customers and prospective customers may not align with their open design windows, which may or may not be known to us, making design win predictions more difficult. If we miss a particular customer’s design window, we may be forced to wait an entire year or even longer for the next opportunity to compete for the customer’s next design. The loss of a particular design opportunity could eliminate or substantially delay revenues from certain target customers and markets, which could have a material adverse effect on our results of operations and future prospects as well as our customer relationships.

Our products must interoperate with many software applications and hardware found in service providers’ networks and other devices in the home, and if they do not interoperate properly, our business would be harmed.

Our products must interoperate with service providers’ networks and other devices in the home, which often have varied and complex specifications, utilize multiple protocol standards, software applications and products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, we must continually ensure that our products interoperate properly with existing and planned future networks. To meet these requirements, we must undertake development efforts that involve significant expense and the dedication of substantial employee resources. We may not accomplish these development efforts quickly or cost-effectively, if at all. If we fail to maintain or anticipate compatibility with products, software or equipment found in our customers’ networks, we may face substantially reduced demand for our products, which would adversely affect our business, operating results and financial condition.

From time to time, we may enter into collaborations or interoperability arrangements with equipment and software vendors providing for the use, integration or interoperability of their technology with our products. These arrangements would give us access to and enable interoperability with various products or technologies in the connected home entertainment market. If these relationships fail to achieve their goals, we would have to devote substantially more resources to the development of alternative products and the support of our existing products, or the addressable market for our products may become limited. In many cases, these parties are either companies that we compete with directly in other areas or companies that have extensive relationships with our existing and potential customers and may have influence over the purchasing decisions of these customers. A number of our competitors have stronger relationships than we do with some of our existing and potential customers and, as a result, our ability to have successful arrangements with these companies may be harmed. Our failure to establish or maintain key relationships with third-party equipment and software vendors may harm our ability to successfully sell and market our products. We are currently devoting significant resources to the development of these relationships. Our operating results could be adversely affected if these efforts do not result in the revenues necessary to offset these investments.

In addition, if we find errors in the software or hardware used in service providers’ networks or problematic network configurations or settings we may have to modify our products so that they will interoperate with service providers’ networks. This could cause longer installation times for our products and order cancellations, either of which would adversely affect our business, operating results and financial condition.

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory.

We sell our products to customers who integrate them into their products. We do not obtain firm, long-term purchase commitments from our customers. We have limited visibility as to the volume of our products that our customers are selling or carrying in their inventory. In addition, certain service providers are affected by seasonality in their deployment of products that incorporate our products, which may in turn impact the timing of our sales. Because production lead times often exceed the amount of time required to fulfill orders, we often must build inventory in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Our demand forecast accuracy, and our ability to manage our inventory carrying levels accurately, can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, adverse changes in our product order mix and demand for our customers’ products. We have in the past had customers dramatically decrease and increase their requested production quantities with little or no advance notice. Even after an order is received, our customers may cancel these orders, postpone taking delivery or request a decrease in production quantities. Any such cancellation, postponement of delivery or decrease in production quantity subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls, reduced profit margins and excess or obsolete inventory which we may be unable to sell to other customers or which we may be required to sell at reduced prices or write off entirely, or that any resulting disputes with our customers may adversely impact our future relationships with those customers. Alternatively, if we are unable to project customer requirements accurately, we may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources of supply, which could affect our ongoing relationships with these customers and potentially reduce our market share. If we do not timely fulfill customer demands, our customers may cancel their orders and we may be subject to customer claims for cost of replacement.

Our ability to accurately predict revenues and inventory needs, and to effectively manage inventory levels, may be adversely impacted due to our use of inventory “hubbing” arrangements.

We are party to an inventory “hubbing” arrangement with Motorola and we may enter into similar arrangements with other customers in the future. Pursuant to these arrangements, we ship our products to a designated third-party warehouse, or hub, rather than shipping them directly to the customer. The products generally remain in the hub until the customer removes them for incorporation into its own products. In the absence of any hubbing arrangement, we generally recognize revenues on sales of our products upon shipment of those products to the buyer. Under our hubbing arrangement with Motorola, however, we maintain ownership of our products in the hub, and therefore do not recognize the related revenue, until the date Motorola removes them from the hub. As a result, our ability to accurately predict future revenues recognized from sales to Motorola or any other customers with which we implement hubbing arrangements may be impaired, and we may experience significant fluctuations in our quarterly operating results depending on when Motorola or any such other customers remove our products from the hub, which they may do with little or no lead time. In the short term, we may experience an increase in operating expenses as we build and ship inventory to the hub and will not recognize revenues from sales of this inventory, if at all, until Motorola or any such other customers remove it from the hub at a later time. Furthermore, because we continue to own but do not maintain control over our products after they are shipped to the hub, our ability to effectively manage inventory levels may be impaired as our shipments under the hubbing arrangement increase and we may be exposed to additional risk that the inventory in the hub becomes obsolete before sales are recognized.

We extend credit to our customers, sometimes in large amounts, but there is no guarantee every customer will be able to pay our invoices when they become due.

As part of our routine business, we extend credit to customers purchasing our products. While our customers may have the ability to pay on the date of shipment or on the date credit is granted, their financial condition could change and there is no guarantee that customers will ever pay the invoices. Rapid changes in our customers’ financial conditions and risks associated with extending credit to our customers can subject us to a higher financial risk and could have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of third parties to manufacture, assemble and test our products which reduces our control over key aspects of our products and their availability.

We do not own or operate a manufacturing, assembly or test facility for our products. Rather, we outsource the manufacture, assembly and testing of our products to third-party subcontractors including Taiwan Semiconductor Manufacturing Company, TowerJazz, Amkor Technologies, Inc. and Giga Solution Tech. Co., Ltd. Accordingly, we are greatly dependent on a limited number of suppliers to deliver quality products on time. Our reliance on sole or limited suppliers involves several risks, including susceptibility to increased manufacturing costs if competition for foundry capacity intensifies and reduced control over the following:

•	supply of our products available for sale;

•	pricing, quality and timely delivery of our products;

•	prices and availability of components for our products; and

•	production capacity for our products, including shortages due to difficulties by suppliers in meeting production requirements because of unexpected increases in demand.

Because we rely on a limited number of third-party manufacturers, if we were required to change contract manufacturers or one of our contract manufacturers became unable or unwilling to continue manufacturing our products, we may sustain lost revenues, increased costs and damage to our customer relationships. In addition, we would need to expend significant time and effort to locate new third-party manufacturers, if available, and have them qualified by us and our customers.

Manufacturing defects may not be detected by the testing process performed by our subcontractors. If defects are discovered after we have shipped our products, we may be exposed to warranty and consequential damages claims from our customers. Such claims may have an adverse impact on our revenues and operating results. Furthermore, if we are unable to deliver quality products, our reputation would be harmed, which could result in the loss of future orders and business with our customers.

When demand for manufacturing capacity is high, we may take various actions to try to secure sufficient capacity, which may be costly and negatively impact our operating results.

The ability of each of our subcontractors’ manufacturing facilities to provide us with chipsets is limited by their available capacity and existing obligations. Although we have purchase order commitments to supply specified levels of products to our customers, we do not have a guaranteed level of production capacity from any of our subcontractors’ facilities to produce our products. Facility capacity may not be available when we need it or at reasonable prices. In addition, our subcontractors may allocate capacity to the production of other companies’ products and thereby reduce deliveries to us on short notice.

In order to secure sufficient manufacturing facility capacity when demand is high and mitigate the risks associated with an inability to meet our customers’ demands for our products, we may enter into various arrangements with subcontractors that could be costly and harm our operating results, including:

•	option payments or other prepayments to a subcontractor;

•	nonrefundable deposits with or loans to subcontractors in exchange for capacity commitments;

•	contracts that commit us to purchase specified quantities of components over extended periods; and

•	purchase of testing equipment for specific use at the facilities of our subcontractors.

We may not be able to make any such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility and not be on terms favorable to us. Moreover, if we are able to secure capacity, we may be obligated to use all of that capacity or incur penalties. These penalties and obligations may be expensive and require significant capital and could harm our business.

We believe that transitioning certain of our silicon products to newer or better manufacturing process technologies will be important to our future competitive position. If we fail to make this transition efficiently, our competitive position could be seriously harmed.

We continually evaluate the benefits, on a product-by-product basis, of migrating to higher performance or lower cost process technologies in order to produce higher performance, more efficient or better integrated circuits because we believe this migration is required to remain competitive. Other companies in our industry have experienced difficulty in migrating to new process technologies and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may experience similar difficulties. Moreover, we are dependent on our relationships with subcontractors to successfully migrate to newer or better process technologies. Our third-party manufacturers may not make newer or better process technologies available to us on a timely or cost-effective basis, if at all. If our third-party manufacturers do not make newer or better manufacturing process technologies available to us on a timely or cost-effective basis, or if we experience difficulties in migrating to these processes, it could have a material adverse effect on our competitive position and business prospects.

We rely on sales representatives and distributors to assist in selling our products, and the failure of these representatives to perform as expected could reduce our future sales.

We sell our products to some of our customers through third-party sales representatives and distributors. Our relationships with some of these third-party sales representatives and distributors are relatively new and we are unable to predict the extent to which our third-party sales representatives and distributors will be successful in marketing and selling our products. Moreover, many third-party sales representatives and distributors also market and sell competing products. Third-party sales representatives and distributors may terminate their relationships with us at any time, or with short notice, and may give greater attention to the products sold by our competitors. Our future performance will also depend, in part, on our ability to attract additional third-party sales representatives and distributors that market our products effectively, especially in markets in which we have not previously distributed our products. If we cannot retain our current third-party sales representatives and distributors and recruit additional or replacement third-party sales representatives and distributors, our revenues and operating results could be harmed.

Our products may contain defects or errors which may adversely affect their market acceptance and our reputation and expose us to product liability claims.

Our products are very complex and may contain defects or errors, especially when first introduced or when new versions are released. Despite testing, errors may occur. Product errors could affect the performance of our products, delay the development or release of new products or new versions of products, adversely affect our reputation and our customers’ willingness to buy products from us, and adversely affect market acceptance or perception of our products. Any such errors or delays in releasing new products or new versions of products or allegations of unsatisfactory performance could cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in redesigning our products, subject us to liability for damages and divert our resources from other tasks. Our products must successfully interoperate with products from other vendors. As a result, when problems occur in a device or application in which our product is used, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products, and therefore delay our ability to recognize revenue from sales, and any necessary revisions may cause us to incur significant expenses. Moreover, since one of the key benefits of our home networking products is reduction of the need for service providers to dispatch service vehicles to customer premises, often referred to as “truck rolls,” problems with our products would likely result in a greater number of truck rolls and this in turn could adversely affect our sales. The occurrence of any such problems could harm our business, operating results and financial condition.

Any limitation of liability provisions in our standard terms and conditions of sale may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. The use of our products also entails the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

We depend on key personnel to operate our business, and if we are unable to retain our current personnel and hire additional qualified personnel, our ability to develop and successfully market our products could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. Even during the recent economic downturn, there continues to be competition for qualified personnel in the markets in which we compete. In addition, the cost of living in the San Diego, California area, where our corporate headquarters is located, has proved to be an obstacle to attracting new employees in the past, and we expect that this will continue to impact, to some extent, our ability to attract and retain employees in the future. We do not have employment agreements with most of our executive or key employees and the unexpected loss of any key employees, including Patrick Henry, our president and chief executive officer, other members of our senior management or our senior engineering personnel, or an inability to attract additional qualified personnel, including engineers and sales and marketing personnel, could delay the development, introduction and sale of our products and our ability to execute our business strategy may suffer. In addition, in the event that there is a loss of key personnel, there is a potential for loss of important knowledge that may delay or negatively impact development or sale of our products and our ability to execute on our business strategy. We do not currently have any key person life insurance covering any executive officer or employee.

If we fail to comply with environmental regulatory requirements, our operating results could be adversely affected.

We face increasing complexity in our product design and procurement operations as we adjust to requirements relating to the materials composition of many of our products. The European Union has adopted certain directives to facilitate the recycling of electrical and electronic equipment sold in the European Union, including the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or

RoHS, directive that restricts the use of lead, mercury and certain other substances in electrical and electronic products placed on the market in the European Union after July 1, 2006, and many other countries, including China, Taiwan and Korea, where the majority of our products are manufactured and packaged and sold, have also adopted similar directives banning or limiting the use of specified substances in products introduced into their domestic markets. We have incurred costs in connection with our compliance with these environmental laws and regulations, such as costs related to eliminating lead from our semiconductor product packaging. Other environmental regulations may be enacted in the future, including in the United States, that require us to reengineer our products to utilize components that are compatible with these regulations, and this reengineering and component substitution may result in additional costs to us or disrupt our operations or logistics. If we or the third-party manufacturers of our products are unable to meet future environmental regulations in a timely manner, it could have a material adverse effect on our business, results of operations and financial condition.

Certain of our customers’ products and service providers’ services are subject to governmental regulation.

Governmental regulation could place constraints on our customers and service providers’ services and consequently reduce our customers’ demand for our products. For example, the Federal Communications Commission has broad jurisdiction over products that emit radio frequency signals in the United States. Similar governmental agencies regulate these products in other countries. Moreover, laws and regulations regarding local cable franchising or satellite broadcasting rights could have an adverse effect on Verizon’s, DIRECTV’s and other service providers’ ability to compete in the HD video and multimedia content delivery market. Although most of our products are not directly subject to current regulations of the Federal Communications Commission or any other federal or state communications regulatory agency, much of the equipment into which these products are incorporated is subject to direct governmental regulation. Accordingly, the effects of regulation on our customers or the industries in which they operate may, in turn, impede sales of our products. For example, demand for these products will decrease if equipment into which they are incorporated fails to comply with the specifications of the Federal Communications Commission.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We intend to continue spending substantial amounts to grow our business. We may need to obtain additional financing to pursue our business strategy, develop new products, respond to competition and market opportunities and acquire complementary businesses or technologies. We may not be able to obtain such financing on favorable terms or at all. The maximum credit available to us under the terms of our existing Loan and Security Agreement, as amended, with Silicon Valley Bank, was reduced in April 2010 from $10.0 million to $5.0 million at our request, but we have no assurance that we will be able to increase our line of credit or obtain additional credit from other lenders when and if a need arises.

If we were to raise additional capital through further sales of our equity securities, our stockholders would suffer dilution of their equity ownership. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, prohibit us from paying dividends, repurchasing our stock or making investments, and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our products;

•	continue to expand our product development and sales and marketing organizations;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could seriously harm our ability to execute our business strategy and may force us to curtail our research and development plans or existing operations.

Our effective tax rate may increase or fluctuate, and we may not derive the anticipated tax benefits from any expansion of our international operations.

Our effective tax rate could be adversely affected by various factors, many of which are outside of our control. Our effective tax rate is directly affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate as well as the requirements of certain tax rulings. Changes in applicable tax laws may cause fluctuations between reporting periods in which the changes take place. If our business opportunities outside the United States continue to grow, we may expand our international operations and staff to better support our expansion into international markets. We anticipate that this expansion will include the implementation of an international organizational structure that could result in an increasing percentage of our consolidated pre-tax income being derived from, and reinvested in, our international operations. Moreover, we anticipate that this pre-tax income would be subject to foreign tax at relatively lower tax rates when compared to the U.S. federal statutory tax rate and as a consequence, our future effective income tax rate may be lower than the U.S. federal statutory rate. There can be no assurance that significant pre-tax income will be derived from or reinvested in our international operations, that our international operations and sales will result in a lower effective income tax rate, or that we will implement an international organizational structure. In addition, our future effective income tax rate could be adversely affected if tax authorities challenge any international tax structure that we implement or if the relative mix of U.S. and international income changes for any reason. Accordingly, there can be no assurance that our effective income tax rate will be less than the U.S. federal statutory rate.

Our ability to utilize our net operating loss and tax credit carryforwards may be limited, which could result in our payment of income taxes earlier than if we were able to fully utilize our net operating loss and tax credit carryforwards.

As of December 31, 2009, we had federal, state and foreign net operating loss carryforwards and capital loss carryforwards of approximately $67.9 million, $50.1 million and $0.8 million, respectively, and federal and state research and development tax credit carryforwards of $9.8 million and $9.4 million, respectively. The tax benefits related to utilization of net operating loss and tax credit carryforwards may be limited due to ownership changes or as a result of other events. For example, Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes an annual limitation on the amount of net operating loss carryforwards and tax credit carryforwards that may be used to offset federal taxable income and federal tax liabilities when a corporation has undergone a significant change in its ownership. While prior changes in our ownership, including as a result of our acquisition of RF Magic, Inc., or RF Magic, have resulted in annual limitations on the amount of our net operating loss and tax credit carryforwards that may be utilized in the future, we do not anticipate that such annual limitations will preclude the utilization of substantially all the net operating loss and tax credit carryforwards described above in the event we remain profitable. However, to the extent our use of net operating loss and tax credit carryforwards is further limited by future stock offerings or transactions or by our implementation of an international tax structure or other future events, our income would be subject to cash payments of income tax earlier than it would be if we were able to fully utilize our net operating loss and tax credit carryforwards without such further limitation.

We devote significant monetary and managerial resources to ensure our compliance with public company regulations.

As a public company, we incur significant legal, accounting and other expenses to ensure our compliance with various public company regulations, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and various rules and regulations adopted by the SEC and the NASDAQ Stock Market, or NASDAQ. The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting, and our management and other personnel devote a substantial amount of time to ensure our compliance with the Sarbanes-Oxley Act’s requirements. Compliance with the Sarbanes-Oxley Act requires us to adopt processes and procedures that make some activities more time-consuming and costly, thereby adding to our cost of operations. To ensure that we are in compliance with the Sarbanes-Oxley Act, and as required by the Sarbanes-Oxley Act, we perform system and process evaluation and testing of our internal controls over financial reporting annually to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls. If we identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities.

If we fail to manage our exposure to global financial and securities market risks successfully, our operating results could be adversely impacted.

We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates, credit markets and prices of marketable equity and fixed-income securities. The primary objective of most of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than- temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. Moreover, the performance of certain securities in our investment portfolio is affected by the credit condition of the U.S. financial sector. Although there have been recent signs of improvement within the U.S. financial sector, the sector remains fragile and conditions may deteriorate rapidly, which could adversely affect the value, realized or unrealized, of our investments and cause us to record significant impairment losses.

Risks Related to Our Intellectual Property

Our ability to compete and our business could be jeopardized if we are unable to secure or protect our intellectual property.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our patent applications may not issue as patents at all or they may not issue as patents in a form that will be advantageous to us. Our issued patents and those that may issue in the future may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products. Although we have taken steps to protect our intellectual property and proprietary technology, there is no assurance that third parties will not be able to invalidate, render unenforceable or design around our patents. Furthermore, although we have entered into confidentiality agreements and intellectual property assignment agreements with our employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Moreover, we are required to license any of our patent claims that are essential to implement MoCA specifications to other MoCA members, who could potentially include our competitors, on reasonable and non-discriminatory terms. In addition, in connection with commercial arrangements with our customers and the service providers who deploy equipment containing our products, we may be required to license our intellectual property to third parties, including competitors or potential competitors.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our trademarks, products or technology. Monitoring unauthorized use of our trademarks and technology is difficult and we cannot be certain that the steps we have taken to prevent such unauthorized use will be successful, particularly in foreign countries where the laws may not protect our proprietary rights as comprehensively as in the United States. In addition, if we become aware of a third party’s unauthorized use or misappropriation of our trademarks or technology, it may not be practicable, effective or cost-efficient for us to enforce our intellectual property and contractual rights, particularly where the initiation of a claim might harm our business relationships or risk a costly and protracted lawsuit, including a potential countersuit by a competitor with patents that may implicate our products. If competitors engage in unauthorized use or misappropriation of our trademarks or technology, our ability to compete effectively could be harmed.

Our participation in “patent pools” and standards setting organizations, or other business arrangements, may require us to license our patents to competitors and other third parties and limit our ability to enforce or collect royalties for our patents.

In addition to our existing obligations to license our patent claims that are essential to implement the MoCA specifications to other MoCA members, in the course of participating in patent pools and other standards setting organizations or pursuant to other business arrangements, we may agree to license certain of our technologies on a reasonable and non-discriminatory basis and, as a result, our control over the license of such technologies may be limited. We may also be unable to limit to whom we license some of our technologies, and may be unable to restrict many terms of the license. Consequently, our competitors may obtain the right to use our technology. In addition, our control over the application and quality control of our technologies that are included in patent pools or otherwise necessary for implementing industry standards may be limited.

Any dispute with a MoCA member regarding what patent claims are necessary to implement MoCA specifications could result in litigation which could have an adverse effect on our business.

We are required to grant to other MoCA members a non-exclusive and world-wide license on reasonable and non-discriminatory terms to any of our patent claims that are essential to implement MoCA specifications. The meaning of reasonable and non-discriminatory has not been settled by the courts, and accordingly, it is not a well-defined concept. If we had a disagreement with a MoCA member regarding which of our patent claims are necessary to implement MoCA specifications or on whether the terms of any license by us under the reasonable and non-discriminatory standard fall within the scope and meaning of reasonable and non-discriminatory, this could result in litigation. Any such litigation, regardless of its merits, could be time-consuming, expensive to resolve, divert our management’s time and attention and harm our reputation. In addition, any such litigation related to which of our patent claims are necessary to implement MoCA could result in us being required to license on reasonable and non-discriminatory terms certain of our patent claims which we previously believed did not need to be licensed under our MoCA agreement. Significant disagreements or any litigation between us and any MoCA member regarding patent claims necessary to implement MoCA or the scope and meaning of our reasonable and non-discriminatory licensing terms could have an adverse effect on our business and harm our competitive position.

Possible third-party claims of infringement of proprietary rights against us, our customers or the service providers that purchase products from our customers, or other intellectual property claims or disputes, could have a material adverse effect on our business, results of operation or financial condition.

The semiconductor industry is characterized by a high level of litigation based on allegations of infringement of proprietary rights. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which we are selling and developing products. Because patent applications take many years to issue, currently pending applications, known or unknown to us, may later result in issued patents that we infringe. In addition, third parties continue to actively seek new patents in our field. It is difficult or impossible to keep fully abreast of these developments, and therefore, as we develop new and enhanced products, we may sell or distribute products that inadvertently infringe patents held by third parties.

We have in the past received and we, our customers or the service providers that purchase products from our customers may in the future receive inquiries from other patent holders and may become subject to claims that we infringe their intellectual property rights. Any intellectual property claim or dispute, regardless of its merits, could force us, our customers or the service providers that purchase our products from our customers to license the third-

party’s patents for substantial royalty payments or cease the sale of the alleged infringing products or use of the alleged infringing technologies, or force us to defend ourselves and possibly our customers or contract manufacturers in litigation. Any cessation of product sales by us, our customers or the service providers that purchase products from our customers could have a substantial negative impact on our revenues. Any litigation, regardless of its outcome, could result in substantial expense and significant diversion of our management’s time and other resources. Moreover, any such litigation could subject us, our customers or the service providers that purchase our products from our customers to significant liability for damages (including treble damages), temporary or permanent injunctions, or the invalidation of proprietary rights or require us, our customers or the service providers that purchase products from our customers to license the third-party patents for substantial royalty or other payments.

In addition, we may also be required to indemnify our customers and contract manufacturers for damages they suffer as a result of such infringement or litigation.

Our use of open source and third-party software could impose limitations on our ability to commercialize our products.

We incorporate open source software into our products, including certain open source code which is governed by the GNU General Public License, Lesser GNU General Public License and Common Development and Distribution License. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, make our proprietary code generally available in source code form (for example, proprietary code that links in particular ways to certain open source modules), which would result in our trade secrets being disclosed to the public and the potential loss of intellectual property rights in our software, re-engineer our products, discontinue the sale of our products if re-engineering cannot be accomplished on a cost-effective and timely basis, or become subject to other consequences, any of which could adversely affect our business, operating results and financial condition.

In addition to technologies we have already licensed, we may find that we need to incorporate certain proprietary third-party technologies, including software programs, into our products in the future. However, licenses to relevant third-party technologies may not be available to us on commercially reasonable terms, if at all. Therefore, we could face delays in product releases until alternative technology can be identified, licensed or developed, and integrated into our current products. Such alternative technology may not be available to us on reasonable terms, if at all, and may ultimately not be as effective as the preferred technology. Any such delays or failures to obtain licenses, if they occur, could materially adversely affect our business, operating results and financial condition.

Because we license some of our software source code directly to customers, we face increased risks that our trade secrets will be exposed through inadvertent or intentional disclosure, which could harm our competitive position or increase our costs.

We license some of our software source code to our customers, which increases the number of people who have access to some of our trade secrets and other proprietary rights. Contractual obligations of our licensees not to disclose or misuse our source code may not be sufficient to prevent such disclosure or misuse. The costs of enforcing contractual rights could substantially increase our operating costs and may not be cost-effective, reasonable under the circumstances or ultimately succeed in protecting our proprietary rights. If our competitors access our source code, they may gain further insight into the technology and design of our products, which would harm our competitive position.

Risks Related to International Operations

We expect a significant portion of our future revenues to come from our international customers, and, as a result, our business may be harmed by political and economic conditions in foreign markets and the challenges associated with operating internationally.

We have derived, and expect to continue to derive, a significant portion of our revenues from international markets. Many of our customers in Asia incorporate our chipsets into their products that are then sold to U.S.- based service providers. Net revenues outside of the United States comprised 97% of our total revenues for the six months ended June 30, 2009 and 2010. International business activities involve certain risks, including:

•	difficulties involved in the staffing and management of geographically dispersed operations;

•	longer sales cycles in certain countries, especially on initial entry into a new geographical market;

•	greater difficulty evaluating a customer’s ability to pay, longer accounts receivable payment cycles and greater difficulty in the collection of past-due accounts;

•	general economic conditions in each country;

•	challenges associated with operating in diverse cultural and legal environments;

•	seasonal reductions in business activity specific to certain markets;

•	loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	foreign taxes and the overlap of different tax structures, including modifications to the United States tax code as a result of international trade regulations;

•	foreign technical standards;

•	changes in currency exchange rates; and

•	import and export licensing requirements, tariffs, and other trade and travel restrictions.

To the extent our international sales are adversely affected by any of these risks or are otherwise unsuccessful, we could experience a reduction in revenue and our operating results could suffer.

In addition, certain foreign countries where we sell our products, such as China and Korea, have historically limited recognition and enforcement of contractual and intellectual property rights. In particular, we may have difficulty preventing ODMs and OEMs in these countries from incorporating our inventions, technologies, copyrights or trademarks into their products without our authorization or without paying us licensing fees. We may also experience difficulty enforcing our intellectual property rights in these countries, where intellectual property rights are not as respected as they are in the United States, Japan and Europe. Unauthorized use of our technologies and intellectual property rights may dilute or undermine the strength of our brand. Further, if we are not able to adequately monitor the use of our technologies by foreign-based ODMs and OEMs, or enforce our intellectual property rights in foreign countries, our revenue potential could be adversely affected.

Our products are subject to export and import controls that could subject us to liability or impair our ability to compete in international markets.

Our products are subject to U.S. export controls and may be exported outside the United States only with the required level of export license or through an export license exception, in most cases because we incorporate encryption technology into our products. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, or change in the countries, persons or technologies targeted by such regulations or legislation, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers internationally.

In addition, we may be subject to customs duties and export quotas, which could have a significant impact on our revenue and profitability. The future imposition of significant increases in the level of customs duties or export quotas could have a material adverse effect on our business.

Our third-party contractors are concentrated primarily in areas subject to earthquakes and other natural disasters. Any disruption to the operations of these contractors due to catastrophic events could cause significant delays in the production or shipment of our products.

Substantially all of our products are manufactured by third-party contractors located in the Pacific Rim. The risk of an earthquake in these areas is significant due to the proximity of major earthquake fault lines to the facilities of our foundry, assembly and test subcontractors. The occurrence of earthquakes or other natural disasters, or the occurrence of other catastrophic events such as a pandemic in the region, could result in the disruption of our foundry or assembly and test capacity. Any disruption resulting from such events could cause significant delays in the production or shipment of our products until we are able to shift our manufacturing, assembling or testing from the affected contractor to another third-party vendor. We may not be able to obtain alternate capacity on favorable terms, if at all.

Risks Related to This Offering

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies or intellectual property, although we have no present commitments or agreements to do so. Our management might not apply the net proceeds from the offering in ways that increase the value of your investment and might not yield a significant return, if any, on any investment of such net proceeds. You will not have the opportunity to influence our decisions on how to use such proceeds.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase. You will experience further dilution if we issue additional equity in future financing transactions or upon exercise of options.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $9.70 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.55 per share in the net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, could experience additional dilution.

As of June 30, 2010, 8,298,434 shares of common stock in the aggregate were reserved for future issuance under our 2007 equity incentive plan and 2007 non-employee directors’ stock option plan and 2,226,686 shares of common stock were reserved for future issuance under our 2007 employee stock purchase plan. As of that date, there were also unreleased restricted stock awards and options outstanding to purchase 11,274,624 shares of our common stock. You will incur dilution upon exercise of any outstanding stock options or upon grant of any shares under our stock plans or 2007 employee stock purchase plan.

If securities and/or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Our stock price is volatile and may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchased such shares.

The market price for our common stock is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	price and volume fluctuations in the overall stock market;

•	market conditions or trends in our industry or the economy as a whole;

•	changes in operating performance and stock market valuations of other technology companies generally, or those that sell semiconductor products in particular;

•	the timing of customer or service provider orders that may cause quarterly or other periodic fluctuations in our results that may, in turn, affect the market price of our common stock;

•	the seasonal nature of the deployment of products that incorporate our products by certain service providers which may affect the timing of orders for our products;

•	the timing of revenue recognition on sales arrangements, which may include multiple deliverables, and the effect of our use of inventory “hubbing” arrangements;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•

the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC and announcements relating to product development, litigation and intellectual property impacting us or our business;

•	the sustainability of an active trading market for our common stock;

•	future sales of our common stock by our executive officers, directors and significant stockholders;

•	announcements of mergers or acquisition transactions;

•	our inclusion or deletion from certain stock indices;

•	announcements of technical innovations, new products or design wins by our competitors or customers;

•	announcements of changes in our senior management;

•	other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events; and

•	changes in accounting principles.

In addition, the stock markets, and in particular the NASDAQ Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock or the issuance of securities convertible into or exercisable for shares of our common stock may depress our stock price.

A significant number of shares of our common stock are held by a small number of stockholders. Sales of a substantial number of shares of our common stock, the issuance of securities convertible into or exercisable for shares of our common stock or the expectation or perception in the market that the holders of a large number of our shares of common stock intend to sell their shares, could significantly reduce the market price of our common stock. Although the average daily trading volume of our common stock has slowly increased in recent months, our common stock is still less liquid than the stock of companies with broader public ownership and, as a result, the trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock and lead to increased volatility in our stock price. In particular, certain venture capital funds have held shares of our common stock for a substantial period of time and may distribute shares to their limited partners or members at any time and without notice. Any such distribution may result in a substantial number of our shares being sold, which could have an adverse effect on the trading price of our common stock.

Anti-takeover provisions in our charter documents and Delaware law might deter acquisition bids for us that you might consider favorable.

Our amended and restated certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, and which may include rights superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•

provide that in addition to any vote required by law or by our amended and restated certificate of incorporation, the approval by holders of at least 66 2/3% of our then outstanding common stock is required to adopt, amend or repeal any provision of our amended and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

Our principal stockholders, executive officers and directors have substantial control over the company, which may prevent you and other stockholders from influencing significant corporate decisions and may harm the market price of our common stock.

As of June 30, 2010, our executive officers, directors and holders of five percent or more of our outstanding common stock, beneficially owned, in the aggregate, 13% of our outstanding common stock. These stockholders may have interests that conflict with our other stockholders and, if acting together, have the ability to influence the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We do not expect to pay any cash dividends for the foreseeable future.

The continued expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Investors seeking cash dividends in the foreseeable future should not purchase or hold our common stock.

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in this offering and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements concerning our ability to achieve or sustain profitability, the competitive nature of the markets in which we compete and the effect of competing products and technologies; the demand for our products; the adoption of our technologies and the MoCA standards; the competitive nature of service providers; our dependence on manufacturers, sales representatives and other third parties; our ability to create and introduce new products and technologies; our ability to effectively manage growth; our ability to successfully acquire companies or technologies that would complement our business; the ability of our contract manufacturers to produce and deliver products in a timely manner and at satisfactory prices; the transitioning of our silicon products to improved manufacturing process technologies; our ability to protect our intellectual property and avoid infringement of the intellectual property of others; our reliance on our key personnel; the effects of government regulation; our ability to obtain sufficient capital to expand our business; our ability to manage our business in the midst of a downturn in the economy; the cyclical nature of our industry; our ability to effectively transact business in foreign countries; and our ability to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in this offering and the documents incorporated herein and therein by reference are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing” and similar expressions, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the risks, uncertainties and other factors referenced under “Risk Factors” above, in the accompanying prospectus and in any documents incorporated by reference herein or therein. These forward-looking statements reflect our management’s belief and views with respect to future events and are based on estimates and assumptions and are subject to risks and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in this offering and the documents incorporated herein and therein by reference herein or therein.

In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the respective dates of documents incorporated herein or therein that include forward-looking statements. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in these forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized for use in this offering and in the documents incorporated by reference herein and therein.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the 10,750,000 shares of common stock we are offering at the public offering price of $9.70 per share will be approximately $99.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their overallotment option in full, the total net proceeds from the shares we sell will be approximately $114.0 million.

We intend to use the net proceeds for general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies or intellectual property, although we have no present commitments or agreements to do so.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our products. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term interest bearing instruments.

Capitalization

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of 10,750,000 shares of common stock by us in this offering based on the public offering price of $9.70 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this summary consolidated financial data in conjunction with our consolidated financial statements, related notes and other information incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of June 30, 2010
	Actual	As Adjusted
	(unaudited) (in thousands, except per share data)
Stockholders’ equity:
Preferred stock, $0.001 par value: 10,000 shares authorized and no shares issued and outstanding	$—	$—
Common stock, $0.001 par value: 200,000 shares authorized and 72,501 shares issued and outstanding, actual; 200,000 shares authorized and 83,251 shares issued and outstanding, as adjusted	73	83
Additional paid-in capital	317,495	416,567
Accumulated deficit	(237,057)	(237,057)
Accumulated other comprehensive loss	(56)	(56)

Total stockholders’ equity	80,455	179,537

Total capitalization	$80,455	$179,537

The number of shares of our common stock to be outstanding immediately after this offering is based on 72,501,269 shares outstanding as of June 30, 2010 and excludes:

•

11,274,624 shares of our common stock issuable upon the exercise of options outstanding having a weighted-average price of approximately $2.71 per share and the release of restricted stock awards outstanding as of June 30, 2010 under our stock option and equity incentive plans;

•

8,298,434 additional shares of our common stock in the aggregate reserved for future issuance under our 2007 equity incentive plan and 2007 non-employee directors’ stock option plan as of June 30, 2010; and

•	2,226,686 shares of our common stock reserved for future issuance under our 2007 employee stock purchase plan as of June 30, 2010.

Price Range of Common Stock

The following table sets forth the high and low intraday sale prices for our common stock as reported by the NASDAQ Global Market for the periods indicated:

	High	Low
Year Ended December 31, 2010
First Quarter	$5.24	$2.91
Second Quarter	$6.81	$4.31
Third Quarter (through September 29, 2010)	$10.22	$5.92
Year Ended December 31, 2009
First Quarter	$1.10	$0.42
Second Quarter	$2.96	$0.75
Third Quarter	$3.47	$2.22
Fourth Quarter	$3.53	$2.23
Year Ended December 31, 2008
First Quarter	$7.67	$3.75
Second Quarter	$5.73	$3.72
Third Quarter	$4.70	$1.10
Fourth Quarter	$1.55	$0.41

Dividend Policy

We have never declared or paid cash dividends on shares of our common stock and, under the terms of our existing credit facility, we are not permitted to pay cash dividends without our lender’s prior consent. We currently intend to retain all of our earnings, if any, for use in the continued expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Dilution

Our net tangible book value as of June 30, 2010 was approximately $79.6 million, or $1.10 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2010. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 10,750,000 shares of our common stock offered by us in this offering at the public offering price of $9.70 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2010 would have been approximately $178.7 million, or $2.15 per share. This represents an immediate increase in net tangible book value of $1.05 per share to existing stockholders and immediate dilution in net tangible book value of $7.55 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$9.70
Net tangible book value per share as of June 30, 2010	$1.10
Increase per share attributable to new investors	$1.05
As adjusted net tangible book value per share after this offering		$2.15

Dilution per share to new investors		$7.55

At the public offering price of $9.70 per share, if the underwriters exercise the overallotment option granted by us in full, the as adjusted net tangible book value as of June 30, 2010 will increase to approximately $193.7 million, or $2.28 per share, representing a total increase to existing stockholders of approximately $1.18 per share, and there will be an immediate dilution of approximately $7.42 per share to new investors.

The number of shares of our common stock to be outstanding immediately after this offering is based on 72,501,269 shares outstanding as of June 30, 2010 and excludes:

•

11,274,624 shares of our common stock issuable upon the exercise of options outstanding having a weighted-average price of approximately $2.71 per share and the release of restricted stock awards outstanding as of June 30, 2010 under our stock option and equity incentive plans;

•	8,298,434 shares of our common stock in the aggregate reserved for future issuance under our 2007 equity incentive plan and 2007 non-employee directors’ stock option plan as of June 30, 2010; and

•	2,226,686 shares of our common stock reserved for future issuance under our 2007 employee stock purchase plan as of June 30, 2010.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Business

Our Company

We are a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. Our technologies significantly change the way HD video and standard-definition television-quality video, or SD video, and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home.

We are a pioneer of key technologies that enable connected home networking of digital entertainment over existing coaxial cable. We are a founding member of MoCA, a global home networking consortium that sets standards for the distribution of video and other multimedia entertainment over coaxial cable. Our products include:

•	home networking chipsets based on the MoCA standard;

•	integrated circuits that simplify and enhance DBS services;

•	high-speed broadband access chipsets; and

•	silicon tuner integrated circuits.

Our products allow telecommunications carriers, cable operators and DBS service providers, which we collectively refer to as service providers, to enhance and expand their service offerings and reduce deployment costs in an increasingly competitive environment.

Our home networking solutions capitalize on the worldwide conversion of multimedia content, including video, from analog to digital. Multimedia content is now easy to store on digital video recorders, or DVRs, gaming consoles, digital versatile disk, or DVD, recorders and personal computers. The ability to store this content on various devices has created “islands” of digital entertainment within the home. Our products bridge these islands and allow consumers to access their multimedia content throughout the home. Today, we are the only high-volume supplier of MoCA-compliant chipsets, which can be embedded in a wide variety of consumer electronic devices. Service providers can employ our solutions to offer consumer applications such as multi-room DVR, multi-room and online gaming, personal computer-to-television personal content sharing and streaming of downloaded movies stored on a personal computer to a television. Additionally, our products can be purchased directly by consumers to connect consumer electronic devices within the home such as personal computers, televisions and game consoles to the home’s broadband connection such as DSL routers or cable modems and thereby enable the devices to benefit from OTT services that are made available on the internet. Our MoCA home networking solutions are now being deployed into consumer homes to support multi-room DVR service by Comcast, Cox Communications, DIRECTV, Time Warner Cable and Verizon, as well as by a number of smaller service providers.

We have extensive core competencies in video communications, networking algorithms and protocols, system-on-a-chip design, embedded software, mixed signal and radio frequency integrated circuit design, and communications and radio frequency systems. We use our considerable experience with service provider-based deployments to create solutions that address the complex requirements associated with delivering multiple streams of HD video into and throughout the home while seamlessly coexisting with video, voice and data services that are using the same coaxial cable infrastructure.

We generate the majority of our revenues from sales of our products to ODMs and OEMs that provide customer premises equipment to service providers. We have sold our products to more than 85 customers globally, including Actiontec, Motorola, Wistron and Zinwell. We have also established relationships with leading service providers including DIRECTV, DISH Network and Verizon. For the years ended December 31, 2007, 2008 and 2009, we generated net revenues of $122.6 million, $146.0 million and $116.3 million, respectively. For the six months ended June 30, 2010, we generated net revenues of $78.1 million. For the years ended December 31, 2007, 2008 and 2009, we incurred net losses attributable to common stockholders of $32.1 million, $136.4 million and $13.2 million, respectively. For the six months ended June 30, 2010, we generated net income of $4.9 million.

Industry Background

Intense competition among service providers seeking to maximize revenues is driving a revolution in the delivery of video and other multimedia content into and throughout the home. According to research by IMS, the number of U.S. pay TV households with HD video is expected to grow from 48 million in 2010 to approximately 86 million by 2014, representing a compound annual growth rate of approximately 15.5%. These service providers are making significant infrastructure investments to differentiate their offerings by adding new video services such as HDTV, video-on-demand and multi-room DVR as well as “triple-play” services. In fact, consumers typically pay a higher price for video services than for traditional voice and broadband services. A successful video offering is critical for service providers to increase average revenue per user, drive subscriber growth and reduce subscriber turnover.

Several favorable consumer entertainment trends are contributing to the increasing video and multimedia revenue opportunity for service providers. These trends include:

•

Increasing availability of digital multimedia content. The conversion of multimedia content from an analog to a digital format, the increasing number of broadcast content providers who make their video content available for online video streaming, and the introduction of three dimensional, or 3D, video content, are significantly increasing the amount and variety of video, music, photos and other multimedia content that consumers buy, receive and store.

•

Proliferation of connected digital multimedia devices within the home. As a result of the increasing availability of multimedia content from sources inside the home and from the internet, connected digital multimedia devices such as HDTVs, desktop and laptop personal computers, DVD players, Blu-ray players, portable media players, gaming consoles, DVRs and OTT set-top boxes can now be found in U.S. households in increasing numbers.

•

Introduction of new multimedia applications. An increasing number of multimedia applications utilize digital video and other multimedia content for consumer home entertainment. Some examples of these applications include video “time shifting,” or the ability to pause, fast forward and rewind live or stored video, the ability to watch and record multiple television shows at once, video or movie on demand, personal computer-to-television content sharing, multi-room and online gaming, streaming of downloaded movies stored on a personal computer to a television, and OTT services that directly deliver internet video content into the home.

•

Increasing consumer adoption of OTT services. Consumer demand for fully customizable viewing experiences that allow them to select the time, place and content has increased the availability of OTT services such as those offered from AppleTV and Netflix. Google recently announced that it will offer similar OTT services, which would require greater connectivity of digital multimedia devices within a home.

These trends have resulted in a growing number of “islands” of stored multimedia content within the home, including SD and HD video, movies and broadcast television programs. Service providers and OEMs have identified opportunities to seamlessly bridge these “islands” and enable the sharing of such content across devices and between rooms throughout the home. At the same time, as the popularity of online video streaming continues to grow, broadcast service providers recognize the growing need to provide combined broadband and broadcast services to retain their existing subscribers. To address this opportunity and meet evolving customer expectations, service providers are introducing new customer premises equipment and service offerings such as multi-room DVR, which allows for video “placeshifting,” or the ability to access content from multiple locations and devices, and a new class of devices that connect the coaxial network in the home to online services. By providing more advanced customer premises equipment, service providers are able to more easily introduce new services, simplify and enhance the user experience, and provide content security and service reliability. We believe service providers are competitively positioned to provide these services because they already have licensed access and distribution rights to premium video content and have established the infrastructure that enables carrier class quality of service, or QoS.

The stringent communications requirements associated with high-quality HD video, 3D video and other multimedia content present a significant challenge for service providers today. In response, service providers require technology solutions that enable the distribution of such content into and throughout the home while maintaining the high-quality standards demanded by subscribers. For any such technology solution to succeed, we believe it must satisfy the following requirements:

•

High bandwidth, reliability and full QoS for HD video. Due to the fact that video is typically a streaming, real-time, visual experience, video quality can rapidly degrade with errors or delays in packet delivery. A high-quality video experience requires reliable first-pass transmission, very low packet error rate, low latency and low jitter. Moreover, video consumes up to 10 times more bandwidth than typical voice and data services and has higher QoS requirements. A connected home with capacity to support multiple high-quality HD video streams requires a high bandwidth network with net throughput in excess of 100 megabits per second.

•

Cost-effective deployment. It is important for service providers to leverage the existing installed network infrastructure inside and outside the home to minimize incremental cost and expedite new service deployments. Service providers prefer plug-and-play installation of new services as opposed to having to dispatch a service vehicle to customer premises, often referred to as a “truck roll.” Service providers are focused on saving installation time and minimizing customer service calls, thereby reducing total costs to deliver video services. In some cases, service providers may install customer premise equipment that is capable of providing services that are not ordered by the customer at the time of installation but which may be switched on later, thereby potentially avoiding a future truck roll.

•

Customer ease of use. Most consumers have little tolerance for complicated devices and service disruptions. Therefore, mainstream consumer adoption requires an easy to use and compelling service offering and plug-and-play service installation with minimal ongoing maintenance.

•

Co-existence with other services and devices. Consumers currently subscribe to a broad array of communications services, including traditional voice, cable, satellite or telecommunications carriers television, broadband access and cellular wireless services that are delivered using a number of different technologies. In addition, consumers may use a multitude of computing, communications and consumer electronics devices, such as personal computers, video players, gaming consoles, set-top boxes and televisions. Any successful home networking or access solution must seamlessly co-exist with existing services and devices with minimal interference or degradation in performance.

•

Security. The ability to ensure the secure delivery of content and consumer privacy is a key element of any successful bundled service offering. Therefore, home networking and access solutions require data encryption and other security mechanisms.

To address these requirements, service providers are exploring home networking and access technology platforms that enable delivery of new services into and throughout the home. There are a variety of other technologies for delivering video into and throughout the home. Broadband access technology solutions include DOCSIS, versions of Digital Subscriber Line, or xDSL, Ethernet, Passive Optical Networks (xPON), 3rd Generation Partnership Project Long Term Evolution and WiMAX. Home networking technology solutions include Ethernet, HomePNA, HomePlug, HomePlug AV, HD-PLC, IEEE P1901 and Wi-Fi. In addition, the ITU is currently developing a new home networking technology known as G.hn. We believe each of these other technologies currently have limitations in meeting all the requirements necessary to effectively deliver multiple streams of SD, HD and 3D video and other multimedia content into and throughout the home.

Our Solutions

We provide systems solutions comprised of silicon integrated circuits with embedded software as a platform to enable delivery of multiple streams of HD video and other multimedia content into and throughout the home. Our solutions are based upon our ability to combine the following core competencies:

•

Video communications, networking algorithms and protocols. We have extensive experience in defining and developing physical layer and media access controller protocols as well as networking, routing and security protocols. This includes expertise in advanced equalization, modulation and coding techniques, and contention-free media access controller protocols required for high quality of service video delivery.

•

System-on-a-chip design, mixed signal and embedded software capabilities. Our ability to integrate multiple complex functions into a single silicon solution is a result of our significant experience in many disciplines, including embedded system architecture, high-speed very large-scale integration design, microcontrollers, embedded software, packet processing and high-performance mixed signal design. Our mixed signal design expertise includes designing high-performance analog-to-digital and digital-to-analog converters. We also have in-depth experience in packaging design and automated high-volume test development, which allows us to develop cost-effective solutions.

•

Radio frequency integrated circuit design expertise. We have extensive experience developing highly-integrated radio frequency integrated circuits. Our broad radio frequency systems and design capability allow us to provide solutions that seamlessly integrate radio frequency functionality within a digital communications platform. We have extensive experience with the complex task of integrating digital, high-speed mixed signal and radio frequency integrated circuit designs into complementary metal-oxide semiconductor, or CMOS, systems-on-a-chip.

•

Broad communications and radio frequency systems-level capabilities. Our system-level knowledge is the result of significant experience supplying solutions for service provider networks and includes an understanding of the critical elements in coaxial cable and satellite networks, such as service provider equipment and other devices both inside and outside the home.

•

Domain expertise in operator-based deployments. We have close working relationships with service providers, their ODM and OEM partners, and the consumer electronics markets that they serve. Our extensive experience with service provider deployments allows us to deliver rapid time-to-market solutions over multiple generations of customer premises equipment and access equipment. These close working relationships allow us to serve as a “trusted advisor” and contribute to and gain insight into future service provider, ODM and OEM roadmaps.

Our products include home networking, broadband access, DBS outdoor unit solutions and silicon tuners. Our solutions target applications in HD video and other multimedia content distribution networks through cable, satellite, telecommunications and terrestrial mediums. Our solutions are currently used in consumer electronic and networking devices, including set-top boxes, broadband routers with embedded wireless home networking (utilizing in-home coaxial cables as a wireless “backbone” to increase the coverage of the wireless home network), optical network terminals, low-noise block converters, multi-room DVRs, residential gateways and ethernet-to-coax bridges, and can potentially be used in other devices, such as digital televisions, gaming consoles, OTT set-top-boxes, media servers and network attached storage devices.

Home Networking

Our home networking solutions target a large and rapidly growing market. Our home networking solutions are based on the MoCA standard. We are a founding member of MoCA, which was established in 2004 and includes as its members many major service providers, communications equipment companies, semiconductor manufacturers and consumer electronics companies. MoCA-based products use existing coaxial cable to create a robust internet protocol-based network for easy sharing of HD video and other multimedia content throughout the home. MoCA is being deployed as the home networking standard for Verizon’s FiOS offering and for DIRECTV’s HD set-top boxes. We believe that other service providers are in the process of evaluating, adopting or deploying MoCA-based technology for digital home entertainment networking.

The implementation of home networking chipsets based on the MoCA specification requires expertise in multiple technical disciplines as well as extensive integration and testing. Any home network technology using the existing coaxial cable must overcome the inherent constraints of such infrastructure. The in-home coaxial cable network was designed to isolate individual cable outlets from each other in order to eliminate potential video signal interference between television sets that reside at different coaxial cable outlets in the home. The successful implementation of MoCA requires integrated circuits that support high wire speed signal transmission and enable low-level signal detection, real-time error correction and recovery. The broad range of expertise required for such implementation includes physical layer and media access controller system engineering, radio frequency integrated circuit and high-speed mixed signal design, complex baseband system-on-a-chip experience and embedded software expertise. In addition, MoCA designs must undergo a formal certification process in order to ensure interoperability and full compliance with the MoCA specification.

We have been working on home networking technologies on which the MoCA specification is based since 2001 and began shipping production quantities of MoCA-compliant chipsets in December 2004. We have started shipping our third generation of MoCA-compliant products. Our MoCA-compliant chipsets are incorporated in the equipment being deployed by Verizon as part of its FiOS offering. We provide chipsets that enable home networking applications such as multi-room DVR for Verizon’s FiOS offering. Our MoCA-compliant chipsets are also incorporated in equipment being deployed by DIRECTV, Comcast, Time Warner, Cox Communications and other service providers. Our MoCA-compliant products can be used to support on demand video services, online video streaming services, personal computer-to-television content sharing and multi-room and online gaming. We see a growing need for a highly reliable wired home networking solution to support these new multimedia applications.

We believe that our pioneering role in developing the MoCA standard and our success to date in providing these solutions position us well to continue to be the leading provider of MoCA-compliant connected home entertainment solutions. Our MoCA-compliant home networking solutions provide the following key benefits:

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High data rates. In field trials defined and conducted by MoCA, our first generation solutions consistently delivered net throughput in excess of 110 megabits per second in real world conditions with no loss in performance when multiple devices were connected to the network. This performance enables sharing of multiple simultaneous streams of HD video. Our second and third generation solutions continue to have a physical layer rate of up to 250 megabits per second and we have increased net throughput to up to 175 megabits per second. The physical layer rate refers to the maximum speeds of the physical layer of our integrated circuits, while net throughput refers to the rate at which data is actually made available to applications and experienced by users.

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High-quality video experience. Our solutions provide a reliable and high-quality video experience for the consumer that meets service provider requirements. Our solutions operate at frequencies on the coaxial cable that do not interfere with other services or devices. Our physical layer and media access controller provide a very low native packet error rate, without retransmissions, that is essential for service provider-quality HD video. Our media access controller is time coordinated and eliminates collisions in the network. Our solution also provides prioritized QoS and a reserved bandwidth, or parameterized QoS.

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Ease of installation and use. Our solutions leverage the existing coaxial cable infrastructure and do not require expensive new wiring in the home. The plug-and-play installation of our solutions makes it easy for consumers to install and use and allows service providers to rapidly deploy new services. Both of these features enable service providers to minimize costly truck rolls.

•	Security and reliability. Our solutions operate on coaxial cable, which is a shielded, wired medium that can be simply isolated from neighboring home networks through both logical and physical means.

We support service provider-based conditional access systems and related digital rights management and provide basic encryption for consumer privacy of personal multimedia content. In addition, our solutions create a self-healing network that provides high levels of fault tolerance and reliability.

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Remote upgrade and diagnostics. Our solutions allow service providers to remotely upgrade firmware which gives them the ability to continuously enhance the features of their service offerings without truck rolls. Our solutions’ remote diagnostics tools also allow service providers to remotely diagnose and potentially remediate the home coaxial cable environment.

DBS Outdoor Unit

Our DBS outdoor unit solutions target the large and growing digital broadcast satellite market. In a traditional satellite installation, the ability to select multiple channels simultaneously may require multiple cables from the satellite dish to the set-top box. For example, in order to simultaneously view and record separate programs from the full channel lineup with DVRs in three rooms in a house, a user would need six separate cables from outside the home. Our DBS outdoor unit products can significantly reduce the deployment costs for digital broadcast satellite providers by allowing them to send multiple video streams from individual or multiple satellites into the home over a single cable. This simplified cabling architecture enables digital broadcast satellite providers to deploy set-top boxes, with multiple tuner capabilities, in multiple rooms and roll out new services without expensive installation and retrofitting while improving aesthetics. We believe that our solutions can improve the competitiveness of digital broadcast satellite services by reducing subscriber acquisition costs, decreasing deployment costs for additional services and enabling a more attractive product offering.

Our DBS outdoor unit products include band translation switch and channel stacking switch integrated circuits, which are highly complex single-chip radio frequency integrated circuits that integrate multiple independent signal receivers and multiple discrete analog functions onto a single silicon die. Moreover, as many as four channel stacking switch integrated circuits can be linked to provide up to 12 digital broadcast satellite signals on a single cable. Our band translation switch products, which were specifically designed to operate with the DISH Network’s service offerings, are sold only to customers who incorporate them into products deployed by DISH Network. We sell our channel stacking switch products to customers who incorporate them into products deployed by other DBS service providers. We are the pioneers in developing band translation switch and channel stacking switch radio frequency integrated circuits and we have helped to define the standard for satellite signal distribution over a single cable in conjunction with members of the European Committee for Electrotechnical Standardization, or CENELEC. We believe that single cable standardization will lead to more rapid adoption and further expand the market for our products. Our band translation switch products are currently used in outdoor equipment deployed by DISH Network and one other North American operator and our channel stacking switch products are currently used in outdoor equipment deployed by DIRECTV, Via Embratel, Sky Italia, BSkyB and other service providers.

Broadband Access

Our broadband access solutions are designed to meet broadband access requirements in areas characterized by fiber optic networks that terminate within one kilometer of a customer premises. In particular, our solutions allow cable service operators with fiber optic deployments to offer broadband triple play services that are competitive with very high-speed digital subscriber line, or VDSL, services offered by telecommunications carriers. We believe that this is a large potential target market for our broadband access products and we are at an early stage in penetrating these markets.

Our broadband access solutions use coaxial cable infrastructure to deliver “last kilometer” connectivity for high-speed broadband access to single-family homes and multiple dwelling units. They incorporate the same physical layer used in our home networking products and a different network-optimized media access controller technology. Our broadband access solutions offer high performance with net throughput in excess of 100 megabits per second. The point-to-multi-point architecture of our solutions currently supports up to 63 subscribers on a single radio frequency channel. Our solutions are capable of supporting up to four simultaneous channels over a single coaxial cable. As a result, a single distribution cable could support up to 252 subscribers with net throughput ranging from 340 to 500+ megabits per second. Our high-speed broadband access solutions enable service providers to offer bundled triple-play services over their existing services and cable infrastructure.

Silicon Tuner

We provide silicon tuner integrated circuits for cable and terrestrial applications that conform to most major digital and analog video broadcast standards, including the U.S. and international broadcasting standards. Many set-top boxes and integrated digital televisions have multiple tuners to enable advanced features such as DVR, watch-and-record functionality and picture-in-picture viewing, further expanding the market for tuner integrated circuits. Our tuner integrated circuits integrate radio frequency functions, including those performed by a surface acoustic wave, or SAW, filter, with other major discrete components onto a single die while maintaining the performance of traditional non-silicon can tuners. Our highly integrated solutions significantly reduce our customers’ design costs and shrink the tuner footprint in consumer electronics devices. We believe that the performance and small footprint of our tuners will lead to greater adoption of multiple-tuner applications across a broad range of consumer electronics.

Our Strategy

Our goal is to be the leading provider of systems solutions for the connected home entertainment market by enabling the delivery of multiple streams of HD video and other multimedia content into and throughout the home. The key elements of our strategy are to:

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Extend our technology leadership. We believe that our success has been, and will continue to be, largely attributable to our interdisciplinary skill set that we leverage to create innovative systems-level solutions. As the incumbent supplier of key MoCA-compliant technologies in service provider-based deployments, we gain critical insight into next generation product and system requirements. We have and will continue to use these insights to enhance our products. For example, as a result of our leadership in developing MoCA 1.0 and 1.1 compliant solutions, we were a leading contributor to the development of the next generation MoCA 2.0 specification, which was recently approved by MoCA. We intend to extend our technology leadership by focusing on our research and development efforts and through targeted technology acquisitions.

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Expand relationships with industry leaders and customers. We work very closely with leading service providers, ODMs and OEMs around the world to increase the adoption of connected home entertainment solutions that utilize our technology. We have been selected in deployments by leading service providers including Verizon and DIRECTV, among others, and leading ODMs and OEMs such as Motorola, Wistron and Actiontec. We believe that expanding our relationships with these companies and further aligning our product and technology roadmap with their strategies will contribute to our future growth. We intend to expand our existing customer relationships by securing additional design wins with our customers and by positioning our connected home entertainment technology as the key differentiator in next generation customer premises equipment. We also intend to expand our relationships with consumer electronics OEMs to proliferate adoption of our solutions and further develop a retail market for connected home entertainment solutions.

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Continue to broaden our solutions and pursue complementary acquisitions. We seek to provide our customers with full platform solutions. Historically, we have used acquisitions to broaden our technology and solutions capabilities and expand our customer base. For example, our company was originally focused on the development of MoCA home networking solutions and we later expanded our product offerings to include broadband access, DBS outdoor unit and silicon television tuner solutions by acquiring RF Magic. Over time, we intend to address the large and growing connected home entertainment market by adding additional features and capabilities to our products and provide full platform solutions and opportunistically pursue acquisitions that contribute complementary technology or provide access to new customers.

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Expand our presence in international markets. Historically, we have been principally focused on ODMs and OEMs that supply equipment for service provider-based deployments in the United States. We intend to continue to expand our sales and technical support organization to broaden our service provider reach in international markets, primarily in Asia and Europe. For example, we are actively marketing our MoCA home networking solutions in Europe and South America, our broadband access solutions in China, our DBS outdoor unit solutions in Europe and South America and our tuner products in Europe, Africa and Asia.

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Drive industry standards. We use our technology leadership to define specifications and drive industry standards, such as MoCA, which we believe will lead to widespread adoption of our solutions. In Europe, we have actively worked with members of European Committee for Electrotechnical Standardization to develop a standard for satellite signal distribution over a single cable. We intend to continue to participate in other standards-settings bodies that we believe will influence our target markets, including CableLabs, the ITU, the Institute of Electrical and Electronics Engineers, or IEEE, the RVU Alliance and Digital Living Network Alliance.

Our Products

We offer products that provide solutions for the delivery of HD video and other multimedia content into and throughout the connected home. Our products include home networking, DBS outdoor unit, broadband access and silicon tuner solutions. The chart below lists, for each of our products, its description, target markets and representative target devices or applications:

Product	Description	Target Markets	Representative Target Devices or Applications
Home Networking

EN101x	Coaxial network interface radio frequency integrated circuit	Networked home entertainment devices	Multi-room DVR, set-top box, digital television, gaming console, home media server, residential gateway, personal computer and optical network terminal

EN12xx	Coaxial network interface radio frequency integrated circuit	Networked home entertainment devices	Multi-room DVR, set-top box, digital television, gaming console, home media server, residential gateway, personal computer and optical network terminal

EN2xxx	Coaxial network controller integrated circuit	Networked home entertainment devices	Multi-room DVR, set-top box, digital television, gaming console, home media server, residential gateway, personal computer and optical network terminal

Broadband Access

EN101x	Coaxial network interface radio frequency integrated circuit	Broadband access, internet protocol television, and voice over internet protocol	Optical network terminal, point-of-entry network controller, and access customer premises equipment for single family homes and multiple dwelling units

EN3011	Access network controller integrated circuit	Broadband access, internet protocol television and voice over internet protocol	Optical network terminal and point-of-entry network controller for single family homes and multiple dwelling units

EN3230	Access client integrated circuit	Broadband access, internet protocol television and voice over internet protocol	Access customer premises equipment for single family homes and multiple dwelling units

Product	Description	Target Markets	Representative Target Devices or Applications
DBS Outdoor Unit

RF5000	Band translation switch—Dual 2-channel integrated circuit	U.S. digital broadcast satellite	Low-noise block converter and multi-switch digital broadcast satellite products for single family homes and multiple dwelling units

RF510x	Band translation switch—Triple 2-channel integrated circuit	U.S. digital broadcast satellite	Low-noise block converter and multi-switch digital broadcast satellite products for single family homes and multiple dwelling units

RF520x	Channel stacking switch—3-channel integrated circuit	U.S. digital broadcast satellite	Low-noise block converter and multi-switch digital broadcast satellite products for single family homes and multiple dwelling units

RF521x	Channel stacking switch—3-channel integrated circuit	Global digital broadcast satellite	Low-noise block converter and multi-switch digital broadcast satellite products for single family homes and multiple dwelling units

Silicon Tuners

RF4000/4400	Silicon tuner integrated circuit—Digital terrestrial	Digital television and recorders	HDTV, DVR, personal computer and converter boxes

RF4800	Silicon tuner integrated circuit—Digital cable	Cable set-top boxes and cable-ready television	DVR, set-top box and cable modem

EN4020	Universal silicon tuner integrated circuit	Global terrestrial and cable television	Digital TV, digital set-top box, DVR, DVD recorder, PCTV and cable modem products

Our Technology

We believe that we possess the expertise and experience, breadth and depth of technologies and the skills required to address and compete effectively in our target markets. These capabilities result from our in-depth understanding of the environments in which we operate, knowledge and experience with customer and operator requirements, and extensive communications system understanding.

Home Networking

Our home networking products are based on an innovative platform technology that allows very high-speed and reliable communications between coaxial cable home outlets without the need to modify the home coaxial cable system and without interfering with existing cable television services. This technology has been designed to address the very difficult communications environment of the coaxial cable home network architecture. We have developed an in-depth understanding of the home coaxial cable environment as a result of extensive testing and characterization of both the coaxial cable home network and its components, such as splitters, cables, taps and home entertainment devices including television sets and set-top boxes. These tests provided us with a large database of home coaxial cable network characteristics from which we have developed a set of tools and models that we use to optimize our solutions for this environment.

Coaxial home cabling is designed for “vertical” communications to and from the cable system head-end to the devices connected to coaxial cable outlets in the home, such as television sets and set-top boxes, and has in the past primarily been used for the delivery of cable television, data (cable modem) and, more recently, VoIP, also known as voice over internet protocol services. The in-home coaxial cable architecture has been specifically designed to prevent inter-outlet communications through the use of splitters with high port-to-port isolation. This leads to a highly dispersive physical layer channel, over which it is difficult for typical digital communication systems to operate. The historical inability to address these issues associated with in-home coaxial cable architecture has contributed to the creation of “islands” of digital entertainment within the home.

Our home networking technology is a full-mesh, peer-to-peer network. It overcomes the inherent limitations of home coaxial cable cabling and enables high-speed “horizontal” communications between the outlets in cable homes. This is accomplished through a combination of an adaptive physical layer that optimizes the signal modulation in order to maximize the channel capacity of the in-home coaxial cable network and a unique media access controller protocol that maintains very low latency independent of network load by allocating channel resources without contention or retransmission. The system simplifies installation and maintenance requirements through the use of an ad-hoc network controller functionality, which makes the network self-healing and provides redundancy. Our home networking solution is implemented using an efficient and flexible architecture through an optimized combination of hardware, firmware, software and cost effective radio frequency integrated circuit and system-on-a-chip implementations.

Our home networking technology was selected as the basis for the first generation MoCA standard for home networking over coaxial cable after a selection process that involved an extensive and successful field trial conducted by MoCA. The field trial demonstrated that our home networking technology repeatedly achieved a very reliable net throughput in excess of 110 megabits per second at acceptable packet error rate levels to support in-home video distribution at quality levels appropriate for service provider-based pay-television developments. This net throughput allows for the simultaneous delivery of more than four full-rate HDTV channels and other services, such as voice and data.

In 2007, MoCA adopted and approved its second generation of specifications, known as MoCA 1.1, which addresses the evolving needs of service providers for more bandwidth, increased device support and guaranteed QoS. Our EN2210 and EN2510 solutions deliver a net throughput of up to 175 megabits per second, support up to 16 nodes, provide parameterized QoS and offer security through the use of a shielded, wired connection in combination with state of the art packet-level encryption technology. The components of our EN2210 and EN2510 products are designed to easily and cost-effectively distribute multiple streams of HD quality video entertainment via a highly reliable home network. On June 15, 2010, the MoCA 2.0 standard was adopted by MoCA. MoCA 2.0 offers two performance modes, Basic and Enhanced, with net throughput of 400 megabits per second and 800 megabits per second, respectively.

DBS Outdoor Unit

Our DBS outdoor unit solutions simplify the installation required to support simultaneous reception of multiple channels from multiple satellites over a single cable. This capability is critical to allow a satellite receiver to enable picture-in-picture viewing or to record and watch two or more programs simultaneously, using a single cable. In cable television systems, all the channels are available over the coaxial cable connected to the television set or the cable set-top box. In satellite systems, the number of channels available from multiple satellites typically exceeds the channel carrying capabilities of the connecting cable. The channel stacking switch and band translation switch technologies are designed to select desired satellite channels and re-arrange them for delivery to the indoor set-top box over a single connecting cable. This single cable connects the outdoor unit to either many set-top boxes in and around the home or a media center inside the home, and delivers all the programs being viewed on the various devices inside the home. In a legacy system that does not use the channel stacking switch and band translation switch technologies, additional cables may be required as the numbers of simultaneously viewed satellite channels or the number of simultaneously viewed programs increases.

The implementation of such complex radio frequency processing in an integrated radio frequency integrated circuit is accomplished with our radio frequency system architecture and design capabilities, including the design of multiple, independently operable, low noise oscillators on a single die, cross-point switching and high isolation techniques realized in both circuit design and advanced floor planning methodologies.

Broadband Access

Our broadband access solutions use coaxial cable infrastructure to deliver “last kilometer” connectivity for high-speed broadband access to single-family homes and multiple dwelling units. Our solutions are designed to work on passive coaxial cable networks. This means that a fiber node in the hybrid fiber coaxial, or HFC, network, or the passive optical network, or PON, terminates at the last active device in a coaxial cable wide area network. This termination point is typically within 600 meters of a customer’s premises. For active or passive coaxial cable distribution plants extending up to 1.2 kilometers, cable operators can use a c.LINK-compliant distribution amplifier which increases coverage while delivering the same throughput performance. Our solutions are based on our c.LINK access technology and provide efficient communications between an access node, such as a fiber termination in the basement of an apartment building, and the cable outlets in each apartment throughout the building.

The c.LINK Access technology utilizes a single radio frequency channel for communicating in both the “upstream” and “downstream” directions. This allows flexibility in the allocations of bandwidth transmitted in either direction. For example, if a user has a significant amount of information to send from a computer, such as video files or photos loading to a server on the Internet, the c.LINK Access technology can allocate the available bandwidth for the requisite time duration to this “upstream” direction. Also, since the access node device and the client do not transmit and receive simultaneously, the device can share much of the front-end circuitry for both transmit and receive functions, resulting in additional cost savings. Since communications to different nodes in the network and to or from each device are accomplished through the time division of the radio frequency channel, a single device using our c.LINK Access technology at the access node can communicate with as many as 31 clients, resulting in a cost-effective solution for high-speed broadband access. The time division protocol also provides each client a deterministic time slot to access the network. It guarantees true quality of service under a variety of traffic conditions. Our solution is also able to simultaneously support up to four channels over a single coaxial cable. As a result, our solution is scalable up to 252 subscribers over a single distribution cable supporting an effective physical layer rate of over 1 gigabit per second. In addition to scalability, our c.LINK Access technology can operate in a wide range of operating frequencies between 800MHz and 1500MHz.

Silicon Tuners

Our radio frequency technology is well suited for the design of low-cost, high-performance, low-power and small footprint, terrestrial and cable, single and multiple tuner integrated circuits. Our silicon tuner integrated circuits integrate radio frequency functions, including those performed by a SAW filter, with other major discrete components into a single die while maintaining the performance of traditional non-silicon can tuners. Our system architecture is capable of addressing today’s legacy standard interfaces to digital demodulation integrated circuits, and at the same time is optimized for future interfaces. This architecture is also ideal for an integrated, multiple tuner, single integrated circuit implementation. Our low noise, high dynamic range front-end and low phase noise design combined with the integrated, tunable, high selectivity radio frequency filters ensures that we can meet the stringent requirements of both digital and analog terrestrial and cable applications. Our fully-integrated, auto-calibrated, analog signal processing and high isolation techniques, including advanced floor-planning methodologies, enable us to design multi-standard, multiple tuners on a single silicon die.

Our new generation of silicon integrated circuit tuners is designed to provide a single hardware platform that is software localized for different markets. This new generation silicon tuner significantly increases manufacturing and test efficiency for our customers by allowing them to produce a single hardware platform, thus streamlining the procurement and manufacturing process to enable net cost savings.

Customers

We work closely with ODMs, OEMs and leading service providers around the world to increase the adoption of connected home entertainment solutions that incorporate our technology. Service providers that utilize our products are mainly served by major consumer electronic ODMs and OEMs of connected home entertainment solutions. We have been selected by leading equipment manufacturers such as Actiontec, Motorola, Wistron and Zinwell for deployments by leading service providers such as DIRECTV, DISH Network, Time Warner Cable, Cox Communications and Verizon.

We currently rely, and expect to continue to rely, on a limited number of customers for a significant portion of our net revenues. For example, for the year ended December 31, 2007, Actiontec, Jabil and Motorola accounted for 26%, 15% and 39% of our net revenues, respectively. For the year ended December 31, 2008, Actiontec and Motorola accounted for 20% and 36% of our net revenues, respectively. For the year ended December 31, 2009, Actiontec and Motorola accounted for 16% and 27% of our net revenues, respectively. More recently, during the six months ended June 30, 2010, Motorola, Wistron and Zinwell accounted for 18%, 14% and 12% of our net revenues, respectively. In addition, we depend on a limited number of service providers that purchase products from our customers that incorporate our products.

For the year ended December 31, 2007, 93.5% of our net revenues were derived from Asia, 3.7% were derived from Europe and 2.8% were derived from North America. For the year ended December 31, 2008, 95.3% of our net revenues were derived from Asia, 2.6% were derived from Europe and 2.1% were derived from North America. For the year ended December 31, 2009, 92.1% of our net revenues were derived from Asia, 6.0% were derived from North America and 1.9% were derived from Europe. Many of our ODM and OEM customers in Asia incorporate our chipsets into products that they sell to U.S.-based service providers.

Research and Development

We believe our future success depends in part on our ability to introduce enhancements to our existing products and to develop new products for existing and emerging markets. We work closely with service providers and their ODM and OEM partners to understand their requirements and align our research and development efforts to meet their system requirements. We are also actively engaged in advancing the MoCA standard through our research and development efforts. We have assembled a team of highly skilled design engineers with core competencies in complex communications chipsets, radio frequency integrated circuits and embedded application software expertise. Our engineers are responsible for new product development efforts while continuing to enhance existing products and provide critical technical support to our customers.

As of June 30, 2010, we had 149 full-time employees engaged in research and development.

Manufacturing

We use third-party foundries and assembly and test contractors to manufacture, assemble and test our products. This outsourced manufacturing approach allows us to focus our resources on the design, sales and marketing of our products and avoid the cost associated with owning and operating our own manufacturing facility. Our engineers work closely with foundries and other contractors to increase yields, lower manufacturing costs and improve quality.

We currently outsource the manufacturing of our home networking and our broadband access products principally to Taiwan Semiconductor Manufacturing Company and the manufacturing of our DBS outdoor unit and silicon tuner products to TowerJazz, the name under which Tower Semiconductor Ltd. and its fully owned U.S. subsidiary Jazz Semiconductor operate. Our products are shipped from such third-party foundries to third-party assembly and testing facilities. Our home networking and our broadband access chipsets are primarily assembled and tested by Amkor, while our DBS outdoor unit and silicon tuner products are primarily assembled by Amkor and tested by Giga Solution. We have implemented a robust quality management system designed to assure high levels of product quality for our customers. We have completed and have been awarded ISO 9001:2000 certification. In addition, the independent foundries, assembly and test subcontractors identified above have been awarded ISO 9001:2000 certifications, among others.

Sales and Marketing

We sell our products worldwide through multiple channels, including our direct sales force and our network of domestic and international sales representatives and distributors. We have strategically located our direct sales personnel in the United States, Europe, China, Taiwan, Japan and Korea, where each salesperson has specific end-user market expertise. Our sales directors focus their efforts on leading ODMs and OEMs. We also have field application engineers who provide technical support and assistance to existing and potential customers in designing, testing, qualifying and certifying systems that incorporate our products.

Our sales cycles typically take a significant amount of time to complete, requiring a substantial expenditure of resources before realization of revenue from product sales, if at all. Such long sales cycles mean that service providers’ and ODM and OEM customers’ product selections, once made, are normally difficult to change. As a result, a design loss to one of our competitors may negatively impact our financial results for several years. Similarly, design wins may result in an extended period of revenue opportunities.

Our sales and marketing strategy is to achieve design wins with leading ODMs and OEMs and mass deployment of our solutions with service providers worldwide. This requires us to work extensively and collaboratively with our ODM and OEM customers as well as the service providers who purchase products from them. As a result, we believe that our established relationships allow us faster time to market and will lead to greater proliferation of our solutions.

Our marketing group focuses on our product strategy and management, product development roadmaps, product positioning, new product launch and transition, demand assessment and competitive analysis. The group also ensures that product development activities, product launch, channel marketing program activities, and ongoing demand and supply planning occur in a well-managed and timely manner in coordination with our development, operations and sales groups as well as our service provider representatives, ODMs and OEMs. Our marketing group also has programs in place to work closely with service providers in the role of a “trusted advisor” for MoCA deployments and initiatives designed to heighten industry awareness of our company, products and technologies, including participating in technical conferences, support of industry initiatives such as MoCA, publication of technical whitepapers and exhibition at trade shows.

Backlog

Our sales are made primarily pursuant to standard purchase orders for delivery of products. Quantities of our products to be delivered and delivery schedules are frequently revised to reflect changes in customers’ needs; customer orders generally can be canceled or rescheduled without significant penalty to the customer. For these reasons, our backlog as of any particular date is not representative of actual sales for any succeeding period and, therefore, we believe that backlog is not necessarily a reliable indicator of future net revenue levels.

Competition

The markets for our products are extremely competitive and are characterized by rapid technological change, evolving industry standards and new demands for features and performance of multimedia content delivery solutions. We believe the principal competitive factors in our markets include the following:

•	the adoption of our products and technologies by service providers, ODMs and OEMs;

•	the performance and cost effectiveness of our products relative to our competitors’ products;

•	our ability to deliver high quality and reliable products in large volumes and on a timely basis;

•	our ability to build close relationships with service providers, ODMs and OEMs;

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our success in developing and utilizing new technologies to offer products and features previously not available in the marketplace that are technologically superior to those offered by our competitors;

•	our ability to identify new and emerging markets and market trends;

•	our ability to recruit design and application engineers and other technical personnel; and

•	our ability to protect our intellectual property and obtain licenses to the intellectual property of others on commercially reasonable terms.

We believe that we compete favorably with respect to each of these criteria. However, conditions in our markets could change rapidly and significantly as a result of technological advancements or the adoption of new standards for the delivery of HD video and other multimedia content. In addition, many of our current and potential competitors have longer operating histories, significantly greater resources, stronger name recognition and a larger base of customers than we. This may allow them to respond more quickly than we are able to respond to new or emerging technologies or changes in customer requirements or it may allow them to deliver products that are priced lower than our products or which include features and functions that are not included in our products.

In the market for home networking solutions, we are currently the only high-volume supplier of MoCA-compliant chipsets. In the near-term, therefore, we believe our primary competition in this market will be from companies that offer products based on non-MoCA home networking solutions, such as Ethernet, HomePNA, Home Plug AV and Wi-Fi, and potentially G.hn if and when products incorporating the standard for that technology are introduced to the market. However, Broadcom has announced the availability of several multi-format video decoder system-on-a-chip solutions, or SoC, with integrated MoCA functionality as well as SoC solutions that incorporate PON technology with integrated MoCA functionality. Broadcom’s home networking reference designs have achieved MoCA 1.0 and MoCA 1.1 certification from the MoCA certification board. We have been competing with Broadcom integrated MoCA solutions and expect to continue to compete with Broadcom and other semiconductor manufacturers in the manufacture and sale of MoCA-compliant chipsets in the future. In the broadband access market, our broadband access products compete with other, more well-established high-speed wide area networking technologies such as DOCSIS, xDSL, xPON and WiMAX. While we believe that our products compete favorably against alternative technologies in these markets, the ultimate competitiveness of our products is highly dependent on, and sensitive to, the particular facts and circumstances of each service provider and its end user customers, such as the type of media content being distributed, the environment in which the distribution is taking place, the available network bandwidth and distribution mediums, and the number of devices connected to a network. In the DBS market, our band translation switch and channel stacking switch products face competition from discrete solution providers and other semiconductor manufacturers. In the market for tuners, our silicon tuners face competition from silicon and non-silicon tuners that offer similar functionality. In the transition to and adoption of CMOS technology to deliver silicon tuners, we believe that we currently lead the market in compliance with existing standards and quality of performance. As the integrated silicon tuner market is maturing, the number of competitive players in the market is being reduced and other competitive offerings will become available.

Intellectual Property

Our success and future revenue growth depend, in part, on our ability to develop and protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. However, these measures may not provide meaningful protection for our intellectual property. We review our technological developments to identify features that provide us with a technological or commercial advantage and we file patent applications when we deem it to be appropriate to protect these features in the United States and internationally in select countries. In addition to developing patented technology internally, we evaluate the acquisition and licensing of intellectual property from third parties that complements our business. As of June 30, 2010, we held 44 issued U.S. patents, one of which was reexamined by the U.S. Patent and Trademark Office and for which a reexamination certificate was issued. In addition, as of June 30, 2010 we had 27 foreign patents. Another 185 patent applications were pending in the United States and foreign countries as of June 30, 2010, of which 12 applications have been allowed. The term of an issued patent in the United States is at least 20 years from its filing date, unless subject to a terminal disclaimer. The U.S. Patent and Trademark Office provides term extensions for those applications that have been pending for more than three years and for which the duration of the pendency is not the fault of the applicant. Accordingly, many of our patents may receive a longer term due to the benefit of such patent term extensions. Taking such patent terms and any terminal disclaimers into account, the remaining terms of our issued U.S. patents range from 12 to 17 years and the remaining terms for counter-part patents in most foreign jurisdictions are similar, provided we pay the applicable maintenance fees throughout the terms of our issued U.S. and granted foreign patents.

We are the owner of several registered trademarks in the United States and in certain foreign countries, including “Entropic,” “Entropic Communications,” “c.LINK” and “RF Magic.”

In connection with our membership in MoCA, we are required to license any of our patent claims that are essential to implement the MoCA specification to other MoCA members under reasonable and non-discriminatory terms. Because our core home networking technology is a primary component of the MoCA specification, we are required to license portions of this technology to other MoCA members, including other semiconductor manufacturers that may compete with us in the sale of MoCA-compliant chipsets. However, only essential patent claims necessary to implement the MoCA specification are subject to this requirement. We are not required to license patent claims that are not essential to implement the MoCA specification, nor are we required to license patent claims that are unrelated to the MoCA specification. To date we have not entered into a license of our MoCA-related patent claims, so the terms of any required license have not been established.

In addition to the licensing requirements of standards bodies to which we belong, such as MoCA, in connection with our sales or product development activities, we are also sometimes required by our customers or service providers to license to unrelated third parties, on reasonable and non-discriminatory terms, patents and patent applications associated with technologies purchased or used by, or developed with or for, such customers or service providers. We expect that in the future we may be required to agree to such licensing arrangements in order to secure sales, receive development funds or settle disputes.

In addition to our patent rights, we hold significant intellectual property in the form of proprietary trade secrets which we rely on to compete. Designing integrated circuits that comply with the MoCA specification or implement our DBS outdoor unit solutions is technically difficult and requires the application of a wide range of complex engineering disciplines. During the course of creating the technology on which the MoCA standard is based, we developed significant proprietary know-how and techniques for overcoming the engineering challenges involved in designing MoCA-compliant products. We retain such know-how and techniques as proprietary trade secrets that we are not required to license to others as a result of our membership in MoCA. Similarly, we have developed significant proprietary know-how and techniques for implementing our DBS outdoor unit solutions in satellite installations. Consequently, even though we are required to license patent claims that are essential to implement the MoCA standard to other MoCA members and have agreed to license patents and patent applications related to other technologies, such as our DBS outdoor unit solutions, to third parties on reasonable and non-discriminatory terms, we believe that such licensees would need to overcome significant engineering challenges and develop or obtain comparable proprietary know-how and techniques in order to design products that compete successfully against ours.

We generally enter into confidentiality agreements with our employees, consultants and strategic partners, and typically control access to and distribution of our proprietary information. Our employees are generally required to assign their intellectual property rights to us and to treat all technology as our confidential information.

Government Regulation

As a company that provides systems solutions comprised of silicon integrated circuits with embedded software, we are subject to certain government regulations, including U.S. export controls and foreign countries’ import regulations, as well as customs duties and export quotas; regulations relating to the materials that comprise our products (such as the European Union’s Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment and equivalent regulations adopted by China); and regulations placing constraints on our customers and service providers’ services (such as the Federal Communications Commission’s regulations relating to radio frequency signals emitted in the United States and laws and regulations regarding local cable franchising).

Employees

As of June 30, 2010, we employed a total of 272 people on a full-time basis, including 149 in research and development, 87 in sales, marketing and general and administrative, and 36 in operations. We also engage temporary employees and consultants. Our ability to attract and retain qualified personnel is essential to our continued success. None of our employees is subject to a collective bargaining agreement. We have never experienced a work stoppage and we consider our relations with our employees to be good.

Material U.S. Federal Income and Estate Tax Consequences

for Certain Non-U.S. Holders

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by certain Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a capital asset.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our common stock that is not a U.S. Holder or a partnership. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us (or, if stock is held through a financial institution or other agent, with such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of our common stock as described in the next section.

Gain on Disposition of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our real estate assets and other business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (i) above, you will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (i) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (ii) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly-executed IRS Form W-8BEN or otherwise establishes an exemption. The current backup withholding rate is 28%, but is scheduled to increase to 31% after 2010.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and backup withholding may be avoided if the holder provides a properly-executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS.

Recently Enacted Legislation Affecting Taxation of our Common Stock Held By or Through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a foreign financial institution (as specially defined for this purpose) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Federal Estate Tax

An individual who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death. Although the U.S. federal estate tax has been repealed for the tax year 2010, it is set to be reinstated (absent new legislation) at its pre-2001 rates and exemptions.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

Underwriting

Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, the form of which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	4,300,000
J.P. Morgan Securities LLC	4,300,000
Craig-Hallum Capital Group LLC	537,500
Signal Hill Capital Group LLC	537,500
Pacific Crest Securities LLC	537,500
Merriman Capital, Inc.	537,500

Total	10,750,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$0.4365	$0.4365
Total	$4,692,375	$5,396,231

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.2619 per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $0.5 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,612,500 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 10,750,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors and executive officers and CMEA Ventures Information Technology II, L.P and CMEA Ventures Information Technology II, Civil Law Partnership, funds affiliated with one of our directors, have agreed that, without the prior written consent of each of Barclays Capital Inc. and J.P. Morgan Securities LLC, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The foregoing lock-up restrictions are subject to certain exceptions, including: (1) with respect to our directors and executive officers, that the lock-up restriction does not apply to (i) the disposition of shares of our common stock pursuant to a written trading plan existing on the date of this prospectus supplement and designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (ii) the entry into or modification of such a 10b5-1 plan, provided it would not result in the sale of additional shares of our common stock during the 90-day lock-up period and no filing or public announcement is required or made during the lock-up period in connection with such entry or modification, and (iii) the transfer or sale of up to 30,000 shares of our common stock held by one of our directors following the initial 30 days of the lock-up period; (2) with respect to CMEA Ventures Information Technology II, L.P and CMEA Ventures Information Technology II, Civil Law Partnership, that the lock-up restriction does not apply to the transfer, sale or distribution of up to an aggregate of 1,504,224 shares of our common stock following the initial 30 days of the lock-up period; and (3) with respect to us, that the lock-up restriction does not apply to the issuance of shares of our common stock pursuant to acquisitions, licensing, lending or similar agreements, provided that the sum of the aggregate number of shares of our common stock issued with respect to all such acquisitions, licensing, lending or similar agreements may not exceed ten percent (10%) of the total outstanding shares of our common stock immediately following the completion of this offering, and prior to the issuance of such shares each recipient of such shares enters into a lock-up agreement in a form agreed to by Barclays Capital Inc. and J.P. Morgan Securities LLC.

Barclays Capital Inc. and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market under the symbol “ENTR.”

Relationships

Certain of the underwriters and their respective affiliates have performed investment banking and advisory services for us from time to time, for which they received customary fees and expenses. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Selling Restrictions

The common stock is being offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, or the underwriters.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Legal Matters

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Cooley LLP, San Diego, California. Davis Polk & Wardwell LLP, Menlo Park, California, is counsel for the underwriters in connection with this offering.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find Additional Information

This prospectus supplement relates to a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement and the accompanying prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 4, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 29, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on July 29, 2010;

•	our Current Reports on Form 8-K filed on January 27, 2010, April 7, 2010, April 14, 2010, May 24, 2010, August 16, 2010, September 7, 2010 and September 13, 2010; and

•

the description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A, filed on November 20, 2007, including any amendment or reports filed for the purpose of updating this description.

We also incorporate by reference into this prospectus supplement all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of shares covered by this prospectus supplement.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.entropic.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement and the accompanying prospectus or into such documents). Such requests may be directed to Corporate Secretary, Entropic Communications, Inc., 6290 Sequence Drive, San Diego, CA, 92121 or call (858) 768-3640.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

2,500,000

Shares of Common Stock

Offered by the Selling Stockholders

From time to time, we may offer up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. The debt securities and warrants may be convertible into or exercisable or exchangeable for common stock, preferred stock or debt securities and the preferred stock may be convertible into or exchangeable for common stock. In addition, the selling stockholders may offer and sell, from time to time, up to an aggregate of 2,500,000 shares of common stock under this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Each time we or the selling stockholders offer securities, we will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The securities offered by this prospectus may be sold directly by us or the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents and any applicable fees, commissions, discounts and over-allotments in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is traded on the NASDAQ Global Market under the symbol “ENTR.” On August 4, 2010, the last reported sale price of our common stock on the NASDAQ Global Market was $7.99. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. The selling stockholders may, from time to time, use this prospectus to sell in one or more offerings an aggregate of up to 2,500,000 shares of our common stock. We will not receive any proceeds from the sale of securities by the selling stockholders. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities referred to under the heading “Risk Factors” in this prospectus and contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Entropic,” “we,” “us,” “our,” the “company” or similar references refer to Entropic Communications, Inc. and its subsidiaries; the term “securities” refers collectively to our common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing securities; the term “selling stockholders” refers to certain of our stockholders who may sell their securities under this prospectus and who will be named in a prospectus supplement.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

Our Company

We are a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. Our technologies significantly change the way high-definition and standard-definition television-quality video, or HD video and SD video, respectively, and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home.

We are a pioneer of key technologies that enable connected home networking of digital entertainment over existing coaxial cable. We are a founding member of the Multimedia over Coax Alliance, or MoCA, a global home networking consortium that sets standards for the distribution of video and other multimedia entertainment over coaxial cable. Our products include:

•	home networking chipsets based on the MoCA standard;

•	high-speed broadband access chipsets;

•	integrated circuits that simplify and enhance digital broadcast satellite, or DBS, services; and

•	silicon tuner integrated circuits.

Our products allow telecommunications carriers, cable multiple service operators and DBS service providers, which we collectively refer to as service providers, to enhance and expand their service offerings and reduce deployment costs in an increasingly competitive environment.

Our home networking solutions capitalize on the worldwide conversion of multimedia content, including video, from analog to digital. Multimedia content is now easy to store on digital video recorders, or DVRs, gaming consoles, digital versatile disk, or DVD, recorders and personal computers. The ability to store this content on various devices has created “islands” of digital entertainment within the home. Our products bridge these islands and allow consumers to access their multimedia content throughout the home. Today, we are the only high-volume supplier of MoCA-compliant chipsets, which can be embedded in a wide variety of consumer electronic devices. Service providers can employ our solutions to offer consumer applications such as multi-room DVR, multi-room and online gaming, personal computer-to-television personal content sharing, and streaming of downloaded movies stored on a personal computer to a television.

We have extensive core competencies in video communications, networking algorithms and protocols, system-on-a-chip design, embedded software, mixed signal and radio frequency integrated circuit design, and communications and radio frequency systems. We use our considerable experience with service provider-based deployments to create solutions that address the complex requirements associated with delivering multiple streams of HD video into and throughout the home while seamlessly coexisting with video, voice and data services that are using the same coaxial cable infrastructure.

We were incorporated in Delaware in January 2001. Our principal executive offices are located at 6290 Sequence Drive, San Diego, California 92121, and our telephone number is (858) 768-3600. Our corporate website address is www.entropic.com. Our current and future annual reports on Form 10-K, future quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investor relations section of our website. The information contained on, or accessible through, our website is not intended to be part of this or any other report we file with, or furnish to, the SEC. Our common stock trades on the NASDAQ Global Market under the symbol “ENTR.”

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	preferences over other classes of our securities, if any;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•

conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the rights, preferences and privileges of the preferred stock of such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental warrant agreements and forms of warrant certificates will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units. We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders of up to an aggregate of 2,500,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part (or were issued pursuant to the exercise or conversion of securities outstanding as of such date). The selling stockholders acquired shares of such common stock pursuant to issuances, distributions and transfers that occurred following the incorporation of the company in 2001, pursuant to grants of restricted stock made under the company’s various equity incentive plans between 2001 and 2010, upon the exercise of stock options granted between 2001 and 2010 under such plans and/or in connection with private financing transactions for which exemptions from the registration requirements of the Securities Act were available that occurred after 2001 and prior to the company’s initial public offering in 2007. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, documents incorporated by reference or other documents we file with the SEC. No selling stockholder will sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholder and the shares being offered for resale by such selling stockholder in a prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to an available exemption from the registration requirements of the Securities Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the following information, together with the risks and uncertainties set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the SEC on July 29, 2010, which is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement or free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to this Offering

Our stock price is and may continue to be volatile and you may not be able to resell our securities at or above the price you paid.

The trading prices of the securities of technology companies have been highly volatile. Accordingly, the market price for our common stock is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including: price and volume fluctuations in the overall stock market; market conditions or trends in our industry or the economy as a whole; changes in operating performance and stock market valuations of other technology companies generally, or those that sell semiconductor products in particular; the timing of customer or service provider orders that may cause quarterly or other periodic fluctuations in our results that may, in turn, affect the market price of our common stock; the seasonal nature of the deployment of products that incorporate our products by certain service providers which may affect the timing of orders for our products; the timing of revenue recognition on sales arrangements, which may include multiple deliverables, the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections; changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock; the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC and announcements relating to product development, litigation and intellectual property impacting us or our business; the sustainability of an active trading market for our common stock; future sales of our common stock by our executive officers, directors and significant stockholders; announcements of mergers or acquisition transactions; our inclusion or deletion from certain stock indices; announcements of technical innovations, new products or design wins by our competitors or customers; announcements of changes in our senior management; other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events; and changes in accounting principles.

Additionally, the price of our securities may continue to fluctuate greatly in the future due to factors that are non-company specific, such as the decline in the United States and/or international economies, or due to a variety of company specific factors, including quarter to quarter variations in our operating results, shortfalls in revenue, gross margin or earnings from levels predicated by security analysts and the other factors discussed or incorporated by reference in this prospectus or any applicable prospectus supplement or free writing prospectus. Further, if the market for technology stocks or the stock market in general experiences continued or greater loss of investor confidence, the trading price of our securities could decline for reasons unrelated to our business, operating results or financial condition. The trading prices of our securities might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Each of these factors, among others, could have a material adverse effect on your investment in our securities and could result in your being unable to resell the securities that you purchase at a price equal to or above the price you paid.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings under this prospectus, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. We will not receive any of the proceeds from the sale of shares by any selling stockholders. Our management might not apply the net proceeds from the offering of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You will not have the opportunity to influence our decisions on how to use such proceeds.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements concerning our ability to achieve or sustain profitability; the competitive nature of the markets in which we compete and the effect of competing products and technologies; the demand for our products; the adoption of our technologies and the MoCA standards; the competitive nature of service providers; our dependence on manufacturers, sales representatives and other third parties; our ability to create and introduce new products and technologies; our ability to effectively manage growth; our ability to successfully acquire companies or technologies that would complement our business; the ability of our contract manufacturers to produce and deliver products in a timely manner and at satisfactory prices; the transitioning of our silicon products to improved manufacturing process technologies; our ability to protect our intellectual property and avoid infringement of the intellectual property of others; our reliance on our key personnel; the effects of government regulation; our ability to obtain sufficient capital to expand our business; our ability to manage our business in the midst of a downturn in the economy; the cyclical nature of our industry; our ability to effectively transact business in foreign countries; and our ability to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The forward-looking statements contained in this prospectus and the documents incorporated herein by reference are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing” and similar expressions, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the risks, uncertainties and other factors referenced under “Risk Factors” above and in any applicable prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein. These forward-looking statements reflect our management’s belief and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements in this prospectus and in any applicable prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein.

In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the respective dates of documents incorporated herein or therein that include forward-looking statements. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in these forward-looking statements.

RATIO OF FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

Our ratio of combined fixed charges and preference dividends to earnings for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt or preference securities in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. We will not receive any of the proceeds from the sale of shares by any selling stockholders. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We and the selling stockholders may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We and the selling stockholders may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we or the selling stockholders offer and sell securities, we will provide a prospectus supplement that will set forth the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities and the proceeds we or the selling stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or the selling stockholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We and the selling stockholders may use underwriters with whom we or they have a material relationship. The prospectus supplement, naming the underwriter, will describe the nature of any such relationship.

We and the selling stockholders may sell securities directly or through agents we or they designate from time to time. The prospectus supplement will name any agent involved in the offering and sale of securities and any commissions we and the selling stockholders will pay to them. Unless the prospectus supplement states otherwise, any agent will be acting on a best-efforts basis for the period of its appointment.

We and the selling stockholders may authorize agents or underwriters to solicit offers by certain purchasers to purchase securities from us or them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will set forth the conditions to these contracts and any commissions we or the selling stockholders must pay for solicitation of these contracts.

We and the selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us or the selling stockholders in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of July 23, 2010, there were 72,565,073 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully-paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our amended and restated certificate of incorporation if the amendment would change the par value or, unless our amended and restated certificate of incorporation provides otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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provide that in addition to any vote required by law or by our amended and restated certificate of incorporation, the approval by holders of at least 66- 2/3% of our then outstanding common stock is required to adopt, amend or repeal any provision of our amended and restated bylaws.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66- 2/3% of our then outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 59 Maiden Lane, New York, New York 10038. The transfer agent and registrar for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

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whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities, if applicable. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

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to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

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to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

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to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below in this section; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Cooley LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 4, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 29, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on July 29, 2010;

•	our Current Reports on Form 8-K filed on January 27, 2010, April 7, 2010, April 14, 2010 and May 24, 2010, and

•

the description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A, filed on November 20, 2007, including any amendment or reports filed for the purpose of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we, together with all selling stockholders, sell all of the shares covered by this prospectus or the sale of shares by us and the selling stockholders pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.entropic.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to Corporate Secretary, Entropic Communications, Inc., 6290 Sequence Drive, San Diego, CA, 92121 or call (858) 768-3640.